   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1997

                                                    REGISTRATION NO. 333-XXXXXX
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                              NORWEST CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6711                    41-0449260
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION      IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                                NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1000
                                 612-667-1234
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               STANLEY S. STROUP
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              NORWEST CORPORATION
                                NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1026
                                 612-667-8858
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

           ROBERT J. KAUKOL                     THEODORE L. EISSFELDT
          NORWEST CORPORATION                      DAVID G. KABBES
            NORWEST CENTER                      SCHIFF HARDIN & WAITE
          SIXTH AND MARQUETTE             300 HAMILTON BOULEVARD, SUITE 100
   MINNEAPOLIS, MINNESOTA 55479-1026           PEORIA, ILLINOIS 61602

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                              PROPOSED       PROPOSED
                                                AMOUNT        MAXIMUM        MAXIMUM       AMOUNT OF
            TITLE OF SECURITIES                 TO BE      OFFERING PRICE   AGGREGATE     REGISTRATION
             TO BE REGISTERED                 REGISTERED     PER SHARE    OFFERING PRICE      FEE
------------------------------------------------------------------------------------------------------
Common Stock (par value $1 2/3 per share)
 (1).......................................    875,000          N/A       $15,712,000(2)   $4,761.21

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of September 30, 1996 of all shares of common to be acquired by the registrant in the transaction described herein.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               [FNB LETTERHEAD]


                                                                         , 1997

Dear Stockholder:

  A special meeting of stockholders of Farmers National Bancorp, Inc. ("FNB")
will be held on March    , 1997 to approve the Agreement and Plan of
Reorganization dated November 22, 1996 (the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest") and the related Agreement and
Plan of Merger dated January   , 1997 (the "Plan of Merger"). The
Reorganization Agreement and Plan of Merger provide for the merger of a wholly-owned subsidiary of Norwest with and into FNB (the "Merger"). FNB, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest.

  If the Reorganization Agreement and Plan of Merger are approved and the Merger becomes effective, you will be entitled to receive, in exchange for each share of FNB common stock owned by you immediately prior to the Merger, shares of Norwest common stock valued at $100. The exchange value of $100 will be measured by the average closing prices of a share of Norwest common stock, as reported on the New York Stock Exchange during the 20 trading day period ending on the last trading day before the special meeting. The number of shares of Norwest common stock you will be entitled to receive in the Merger for each share of FNB common stock will equal the exchange value of $100 divided by this average. For example, if this average is $40, you will be entitled to receive 2.5 shares of Norwest common stock for each share of FNB common stock; if this average is $45, you will be entitled to receive approximately 2.22 shares of Norwest common stock. The closing price of a share of Norwest common stock on the effective date of the Merger may be higher or lower than the average used to calculate the number of shares of Norwest common stock you will be entitled to receive in the Merger.

  Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger. Please carefully review and consider the information in the Proxy Statement-Prospectus. Copies of the Reorganization Agreement and the Plan of Merger are included in the Proxy Statement-Prospectus as Appendix A and Appendix B, respectively. Additional information concerning Norwest, including its most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for 1996, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

  FNB's board of directors has approved the Reorganization Agreement and the Plan of Merger as being advisable and in your best interests as a stockholder of FNB and RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT AND PLAN OF MERGER. Howe Barnes Investments, Inc., FNB's financial advisor in connection with the Merger, has rendered an opinion to FNB's board of directors that, as of the date of this letter, the consideration to be received in the Merger by stockholders of FNB is fair from a financial point of view. A copy of this opinion is included in the Proxy Statement-Prospectus as Appendix C.

  YOUR VOTE IS VERY IMPORTANT. The Merger will not occur unless it is approved by the holders of a majority of the outstanding shares of FNB common stock.

  Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement and the Plan of Merger. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          Gaylon E. Martin
                                          President

                        FARMERS NATIONAL BANCORP, INC.
                             121 WEST FIRST STREET
                            GENESEO, ILLINOIS 61254
                                (309) 944-5361

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH   , 1997

                               ----------------

  A special meeting (the "Special Meeting") of stockholders of Farmers National Bancorp, Inc., a Delaware corporation ("FNB"), will be held at 121
West First Street, Geneseo, Illinois, on March    , 1997, at     , central
time, for the following purposes:

    1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated November 22, 1996 (the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus, and
  the related Agreement and Plan of Merger dated January   , 1997 (the "Plan
  of Merger"), a copy of which is attached as Appendix B to the accompanying Proxy Statement-Prospectus. Pursuant to the Reorganization Agreement and the Plan of Merger, a wholly-owned subsidiary of Norwest will merge with and into FNB and FNB will become a wholly-owned subsidiary of Norwest, all upon the terms and subject to the conditions set forth in the Reorganization Agreement and the Plan of Merger.

    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  Only stockholders of record on the books of FNB at the close of business on
February   , 1997 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

  Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                          By Order of the Board of Directors

                                          Wayne A. Hulting
                                          Secretary

February   , 1997

-------------------------------------------------------------------------------

 PLEASE COMPLETE,  SIGN  AND DATE  YOUR  PROXY AND  PROMPTLY MAIL  IT  IN THE
  ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED  IF MAILED IN THE UNITED STATES.
   YOU  MAY  REVOKE  YOUR  PROXY  IN THE  MANNER  DESCRIBED  IN  THE  PROXY
     STATEMENT-PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

          PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.

-------------------------------------------------------------------------------

                        FARMERS NATIONAL BANCORP, INC.
                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF STOCKHOLDERS

                                --------------

                              NORWEST CORPORATION
                                  PROSPECTUS
                            SHARES OF COMMON STOCK

                                --------------

  This Proxy Statement-Prospectus is being provided to you in connection with the solicitation of your proxy by the board of directors of Farmers National Bancorp, Inc. ("FNB") for use at a special meeting of FNB's stockholders to be
held on March   , 1997 (the "Special Meeting"). FNB's board of directors has called the Special Meeting to approve the Agreement and Plan of Reorganization dated November 22, 1996 (including all exhibits, the "Reorganization Agreement") between FNB and Norwest Corporation ("Norwest") and the related
Agreement and Plan of Merger dated January   , 1997 (the "Plan of Merger").

  The Reorganization Agreement and Plan of Merger provide for the merger of a wholly-owned subsidiary of Norwest with and into FNB (the "Merger"). FNB, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. If the Reorganization Agreement and Plan of Merger are approved and the Merger becomes effective, you will be entitled to receive shares of Norwest common stock, par value $1 2/3 per share ("Norwest Common Stock"), valued at $100 (the "exchange value") for each share of FNB common stock, par value $5.00 per share ("FNB Common Stock"), owned by you immediately prior to the Merger.

  The exchange value of $100 will be measured by the average of the closing prices of a share of Norwest common stock as reported on the New York Stock Exchange ("NYSE") during the period of 20 trading days ending on the last trading day before the Special Meeting. This average is referred to in this document and in the Reorganization Agreement as the "Norwest Measurement Price." The number of shares of Norwest Common Stock you will be entitled to receive in the Merger in exchange for each share of FNB Common Stock (the "exchange ratio") will equal $100 divided by the Norwest Measurement Price. For example, if the Norwest Measurement Price is $40, you will be entitled to receive 2.5 shares of Norwest Common Stock for each share of FNB Common Stock; if the Norwest Measurement Price is $45, you will be entitled to receive approximately 2.22 shares of Norwest Common Stock. The closing price of a share of Norwest Common Stock on the effective date of the Merger may be higher or lower than the Norwest Measurement Price.

  Copies of the Reorganization Agreement and Plan of Merger are included in this Proxy Statement-Prospectus as Appendix A and Appendix B, respectively, and are incorporated herein by reference. For purposes of the remainder of this document, unless otherwise indicated or the context otherwise requires, references to the Reorganization Agreement will be deemed to include the Plan of Merger.

  Norwest has filed a registration statement on Form S-4 (File No. 333-      )
(the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. In addition to serving as the proxy statement of FNB in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

  Norwest Common Stock trades on the NYSE and the Chicago Stock Exchange ("CHX") under the symbol NOB. The closing price of Norwest Common Stock as
reported on the NYSE Composite Tape on February   , 1997 was $       per
share. FNB Common Stock is quoted on the NASDAQ Bulletin Board; however, an active trading market has not developed. The last NASDAQ Bulletin Board trade
of FNB Common Stock was on            at a price of $       per share.

                                --------------

  NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

  THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

  All information concerning Norwest contained in this Proxy Statement-Prospectus has been provided by Norwest, and all information concerning FNB contained in this Proxy Statement-Prospectus has been provided by FNB.

  This Proxy Statement-Prospectus is dated as of February    , 1997 and,
together with the accompanying form of proxy, is first being mailed to
stockholders of FNB on or about February    , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS...................   5
EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN ITEMS.........................   6
SUMMARY...................................................................   7
  Parties to the Merger...................................................   7
  Special Meeting and Vote Required.......................................   8
  The Merger..............................................................   8
  Market Information......................................................  10
  Comparison of Rights of Holders of FNB Common Stock and Norwest Common
   Stock..................................................................  10
  Comparative Per Common Share Data.......................................  10
  Selected Consolidated Financial Data....................................  11
COMPARATIVE PER COMMON SHARE PRICES AND DIVIDENDS.........................  15
MEETING INFORMATION.......................................................  16
  General.................................................................  16
  Record Date; Voting Rights; Vote Required...............................  16
  Voting and Revocation of Proxies........................................  16
  Solicitation of Proxies.................................................  17
THE MERGER................................................................  18
  General.................................................................  18
  Background of the Merger................................................  19
  Reasons for the Merger..................................................  19
  Opinion of FNB's Financial Advisor......................................  20
  Dissenters' Rights......................................................  24
  Surrender of Certificates...............................................  26
  Conditions to the Merger................................................  27
  Regulatory Approvals....................................................  28
  Conduct of Business Pending the Merger..................................  28
  No Solicitation.........................................................  29
  Certain Additional Agreements...........................................  29
  Termination of the Reorganization Agreement.............................  29
  Amendment of the Reorganization Agreement...............................  31
  Waiver of Performance of Obligations....................................  31
  Effect on Employee Benefit Plans........................................  31
  Interests of Certain Persons in the Merger..............................  31
  U. S. Federal Income Tax Consequences...................................  32
  Resale of Norwest Common Stock..........................................  33
  Stock Exchange Listing..................................................  33
  Accounting Treatment....................................................  33
  Expenses................................................................  33
COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND NORWEST COMMON
 STOCK....................................................................  34
  General.................................................................  34
  Directors...............................................................  34
  Amendment of Articles or Certificate of Incorporation and Bylaws........  34

  Shareholder or Stockholder Approval of Mergers and Asset Sales............  36
  Appraisal Rights..........................................................  37
  Special Meetings..........................................................  37
  Action Without a Meeting..................................................  37
  Limitation of Director Liability..........................................  38
  Indemnification of Officers and Directors.................................  38
  Dividends.................................................................  39
  Proposal of Business; Nomination of Directors.............................  39
CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST...........  39
  General...................................................................  39
  Dividend Restrictions.....................................................  40
  Holding Company Structure.................................................  40
  Acquisitions..............................................................  41
  Capital Requirements......................................................  42
  Federal Deposit Insurance Corporation Improvement Act of 1991.............  43
  FDIC Insurance............................................................  44
EXPERTS.....................................................................  45
LEGAL OPINIONS..............................................................  45
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION............................  45
APPENDIX A AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B AGREEMENT AND PLAN OF MERGER
APPENDIX C OPINION OF HOWE BARNES INVESTMENTS, INC.
APPENDIX D SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                             AVAILABLE INFORMATION

  Norwest and FNB are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Commission. You may review and copy such reports, proxy statements and other information at the public reference facilities of the Commission, located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also access these materials through the Commission's Web site on the Internet located at http://www.sec.gov. You may obtain copies of these materials at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also review annual, quarterly and current reports, proxy statements and other information concerning Norwest at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

  As permitted by the Commission, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. You may review or obtain a copy of the Registration Statement in the manner described above.

  In deciding whether to approve the Reorganization Agreement, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus or in the documents enclosed with this Proxy Statement-Prospectus. Neither Norwest nor FNB has authorized any person to provide you with any additional or contrary information or representations concerning either company or the Merger.

  The information contained in this Proxy Statement-Prospectus is as of
February    , 1997. You should not assume that the delivery to you of this
Proxy Statement-Prospectus or the issuance to you of shares of Norwest Common Stock means that there has been no change in the business prospects, financial
condition or other affairs of Norwest or FNB since February    , 1997 or that
the information contained or incorporated by reference in this Proxy
Statement-Prospectus is correct or complete as of any time after February    ,
1997. The Commission allows Norwest and FNB to update much of the information contained or incorporated by reference in this Proxy Statement-Prospectus pursuant to their subsequent filings with the Commission (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  As permitted by the Commission, Norwest has incorporated into this Proxy Statement-Prospectus certain information contained in documents filed by Norwest with the Commission. These documents contain important information concerning Norwest and its business prospects and financial condition. Except to the extent superseded by the information contained in this Proxy Statement-Prospectus, the information contained in each document incorporated by reference is considered to be part of this Proxy Statement-Prospectus and therefore to have been provided to you at the time you receive this Proxy Statement-Prospectus. In addition, each document filed by Norwest with the Commission subsequent to the date hereof and prior to the Special Meeting will be incorporated into and considered part of this Proxy Statement-Prospectus. There may be information contained in these documents that supersedes or modifies statements and other information contained or incorporated by reference in this Proxy Statement-Prospectus. Generally, you will not receive a copy of any of these documents unless you request a copy in the manner described below.

  The following Norwest documents have been incorporated by reference in this Proxy Statement-Prospectus. Each document was filed with the Commission under file number 1-2979.

    (1) Norwest's annual report on Form 10-K for the year ended December 31, 1995;

    (2) Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

    (3) Norwest's current reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996, April 17, 1996, July 2, 1996, July 15, 1996, October 14, 1996 and January
    , 1997;

    (4) Norwest's current report on Form 8-K dated April 30, 1996 containing a description of the Norwest Common Stock; and

    (5) Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

  YOU MAY OBTAIN COPIES OF THE FOREGOING DOCUMENTS (OTHER THAN CERTAIN EXHIBITS) UPON REQUEST IN WRITING OR BY TELEPHONE AS FOLLOWS:

            CORPORATE SECRETARY
            NORWEST CORPORATION
            NORWEST CENTER
            SIXTH AND MARQUETTE
            MINNEAPOLIS, MN 55479-1026

            TELEPHONE (612) 667-8655
            FAX (612) 667-4399

  TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, YOUR REQUEST SHOULD BE RECEIVED BY NORWEST BY MARCH , 1997.

            DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS

  As permitted by the Commission, FNB has elected to provide you with copies of the following documents rather than including certain information contained in these documents in this Proxy Statement-Prospectus:

    (1) FNB's 1995 annual report to stockholders;

    (2) FNB's annual report on Form 10-KSB for the year ended December 31, 1995; and

    (3) FNB's quarterly reports on Form 10-QSB for the quarters ended March 30, 1996, June 30, 1996 and September 30, 1996.

  ADDITIONAL COPIES OF THESE DOCUMENTS ARE AVAILABLE UPON REQUEST IN WRITING OR BY TELEPHONE AS FOLLOWS:

            CORPORATE SECRETARY
            FARMERS NATIONAL BANCORP, INC.
            121 WEST FIRST STREET
            GENESEO, ILLINOIS

            TELEPHONE (309) 944-5361
            FAX (309) 944-4897

  TO ENSURE TIMELY DELIVERY OF ANY OF THESE DOCUMENTS, YOUR REQUEST SHOULD BE
RECEIVED BY FNB BY NO LATER THAN MARCH    , 1997.

               EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS

  FNB and Norwest are incorporated under the laws of the state of Delaware and, for that reason, are governed by the Delaware General Corporation Law (the "DGCL"). FNB and Norwest are also governed by their respective certificates of incorporation and bylaws. FNB's certificate of incorporation and bylaws are referred to herein as the "FNB Certificate" and "FNB Bylaws," respectively. Norwest's certificate of incorporation and bylaws are referred to herein as the "Norwest Certificate" and "Norwest Bylaws," respectively.

                                    SUMMARY

  The following is a summary of certain information relating to the Merger. There may be additional information contained elsewhere in this document or in the documents incorporated by reference that may affect your decision whether to approve the Merger. For that reason, you should read this document (including the appendices), as well as the documents incorporated by reference and the documents enclosed herewith, in their entirety. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS" for a list of documents concerning FNB accompanying this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" for a list of the documents concerning Norwest incorporated by reference and instructions on how to obtain copies of these documents.

PARTIES TO THE MERGER

  Norwest. Norwest Corporation ("Norwest") is a diversified financial services company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Through its subsidiaries and affiliates, Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At September 30, 1996, Norwest had consolidated total assets of $78.4 billion, total deposits of $48.0 billion and total stockholders' equity of $5.9 billion. Based on total assets at September 30, 1996, Norwest was the 12th largest commercial banking organization in the United States.

  Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is (612) 667-1234. As used in this Prospectus, the term "Norwest" means Norwest and its consolidated subsidiaries.

  Additional information concerning Norwest is included in Norwest's documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  FNB. FNB, a Delaware corporation organized in 1981, is a bank holding company registered under the Bank Holding Company Act. FNB owns all of the issued and outstanding shares of The Farmers National Bank of Geneseo (the "Bank"), a national banking association. FNB has no other subsidiaries. Substantially all of FNB's revenues are derived from the Bank.

  The Bank was founded in 1876 and is currently in its 121st year of operations. The Bank is engaged in a general, full-service banking business through its four full-service banking facilities in Henry and Rock Island Counties, Illinois.

  At September 30, 1996, FNB had consolidated total assets of $181 million, total deposits of $160 million, and total stockholders' equity of $16 million. Additional information regarding FNB is included in the FNB documents delivered herewith. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

SPECIAL MEETING AND VOTE REQUIRED

  Special Meeting. The Special Meeting will be held on March    , 1997 at 121
West First Street, Geneseo, Illinois for the purpose of voting on a proposal to approve the Reorganization Agreement. Only holders of record of FNB Common
Stock at the close of business on February    , 1997 (the "Record Date") will
be entitled to receive notice of and to vote at the Special Meeting. At the Record Date, there were 306,316 shares of FNB Common Stock outstanding and entitled to vote at the Special Meeting. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

  Vote Required. Approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock. Holders of FNB Common Stock are entitled to one vote per share owned of record on the Record Date. If a majority of the votes eligible to be cast by the holders of FNB Common Stock do not vote in favor of approval of the Reorganization Agreement, FNB will remain a separate entity. In such an event, FNB thereafter will hold an annual meeting of stockholders to elect directors. See "MEETING INFORMATION--Record Date; Voting Rights; Vote Required."

THE MERGER

  Effect of the Merger. If the Reorganization Agreement is approved and the Merger becomes effective, a wholly-owned subsidiary of Norwest will merge with FNB, with FNB being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Norwest. In the Merger, each share of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive $100 worth of Norwest Common Stock, as measured by the Norwest Measurement Price. See "THE MERGER--Merger Consideration."

  Recommendation of the FNB Board. At a meeting of FNB's board of directors (the "FNB Board") held on November 22, 1996, after considering the terms and conditions of the Reorganization Agreement, the FNB Board approved the Reorganization Agreement. The FNB Board believes that the Merger is advisable and in the best interests of FNB and its stockholders and recommends that stockholders of FNB approve the Reorganization Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the FNB Board in making its recommendation, see "THE MERGER--Background of the Merger" and "--Reasons for the Merger."

  Opinion of FNB's Financial Advisor. The FNB Board retained Howe Barnes Investments, Inc. ("HBI") to act as financial advisor in connection with the Merger. HBI delivered on November 22, 1996, its written opinion to the FNB Board that, as of such date, the consideration to be received in the Merger by FNB's stockholders is fair from a financial point of view. HBI has confirmed this opinion by delivery to the FNB Board of a written opinion dated the date of this Proxy Statement-Prospectus. A copy of the opinion of HBI dated the date of this Proxy Statement-Prospectus is attached as Appendix C to this Proxy Statement-Prospectus. Stockholders are urged to read this opinion and the section of this Proxy Statement-Prospectus entitled "THE MERGER--Opinion of FNB's Financial Advisor" in their entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith.

  Conditions to the Merger; Termination of the Reorganization Agreement. The obligations of Norwest and FNB to effect the Merger are subject to the satisfaction or, if permissible under the Reorganization Agreement, waiver of a number of conditions, in addition to approval of the Reorganization Agreement by FNB's stockholders. The Reorganization Agreement is subject to termination by one or more parties at any time prior to the Effective Time of the Merger upon the occurrence of certain specified events. See "THE MERGER--Conditions to the Merger" and "--Termination of the Reorganization Agreement."

  Regulatory Approvals. The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing or conditions of such approval. See "THE MERGER--Regulatory Approvals."

  Effective Time and Closing of the Merger. If the Reorganization Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective at 11:59 p.m. on the date the required documents relating to the Merger are filed with and accepted by the Delaware Secretary of State in accordance with the relevant provisions of the DGCL (the "Effective Time of the Merger"). The parties expect to file the required documents as soon as practicable following approval of the Reorganization Agreement at the Special Meeting. See "THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

  No Solicitation. Subject to certain exceptions, FNB and the Bank, and their respective directors, officers, representatives and agents, are prohibited under the Reorganization Agreement from directly or indirectly soliciting, authorizing the solicitation of or entering into any discussions with any party other than Norwest concerning certain transactions involving the acquisition of FNB's or the Bank's capital stock or assets. See "THE MERGER--No Solicitation."

  Interests of Certain Persons in the Merger. In the Merger, FNB's directors and executive officers will receive the same consideration for their shares of FNB Common Stock as the other stockholders of FNB will receive for their shares of FNB Common Stock. Certain members of the FNB Board and management, however, may be deemed to have interests in the Merger that are in addition to and separate from the interests of FNB's stockholders generally. These interests include, among others, an employment agreement in the case of an officer and provisions in the Reorganization Agreement relating to the continuation of certain director and officer indemnification rights and the maintenance of certain directors' and officers' liability insurance policies. See "THE MERGER--Interests of Certain Persons in the Merger."

  Directors and Officers of FNB after the Merger. Following the Effective Time of the Merger, Norwest will be the sole stockholder of FNB and, for that reason, will be in a position to elect or appoint all of the directors and officers of FNB.

  Dissenters' Rights. Holders of FNB Common Stock will have the right to dissent with respect to their shares of FNB Common Stock and, subject to certain conditions, receive a cash payment equal to the fair value of their shares. For more information concerning dissenters' rights and the procedures to be followed to exercise such rights, see "THE MERGER--Dissenters' Rights."

  U.S. Federal Income Tax Consequences. FNB has received the opinion of the law firm of Schiff Hardin & Waite that the Merger will qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), which should result in no gain or loss being recognized by FNB's stockholders upon the receipt of Norwest Common Stock solely in exchange for such FNB Common Stock pursuant to the Merger (except to the extent of other cash received in lieu of fractional shares or as a result of exercising dissenters' appraisal rights). The Merger's effectiveness is conditioned upon the receipt by FNB of an updated written opinion dated as of the effective date of the Merger of its counsel to that effect. See "THE MERGER--U.S. Federal Income Tax Consequences."

  THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF FNB STOCKHOLDERS OR IN LIGHT OF EACH FNB STOCKHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, FNB STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH LAWS.

MARKET INFORMATION

  On November 22, 1996 (the last business day preceding public announcement of the Reorganization Agreement) and on February , 1997 (the last practicable date prior to the mailing of this Proxy Statement-Prospectus), the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) was
$45.375 and $    , respectively. FNB is quoted on the NASDAQ Bulletin Board;
however, an active trading market has not developed. The last NASDAQ Bulletin Board trade of FNB Common Stock prior to public announcement of the Merger was on October 10, 1996 at a price of $65.00 per share.

COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND NORWEST COMMON STOCK

  As of the date of this Proxy Statement-Prospectus, the rights of FNB's stockholders are governed by the DGCL and the FNB Certificate and FNB Bylaws. At the Effective Time of the Merger, FNB's stockholders will become stockholders of Norwest. For that reason, their rights will thereafter be governed by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF FNB COMMON STOCK AND NORWEST COMMON STOCK."

COMPARATIVE PER COMMON SHARE DATA

  The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for FNB Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. (For a description of the purchase method of accounting and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment.") The historical data for Norwest and FNB for the year ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and FNB (including the related notes thereto). The historical data for Norwest and FNB for the nine-month period ended September 30, 1996 are derived from the respective unaudited consolidated financial statements of Norwest and FNB (including the related notes thereto) for such nine-month period.

  The data in the table are based on the assumption that 765,790 shares of Norwest Common Stock will be issued in the Merger. This number is based on an assumed Norwest Measurement Price of $40 and the resulting exchange ratio of
2.5 shares of Norwest Common Stock for each share of FNB Common Stock. The exchange ratio of 2.5 shares of Norwest Common Stock for each share of FNB Common Stock is referred to in the footnotes to the table as the "assumed exchange ratio." The actual Norwest Measurement Price (and thus the actual exchange ratio) will not be determined until the end of the last trading day before the Special Meeting. See "THE MERGER--Merger Consideration" for information regarding how the Norwest Measurement Price will be determined.

  The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated. The above-referenced audited and unaudited consolidated financial statements of Norwest are incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The above-referenced audited and unaudited consolidated financial statements of FNB are included in FNB's 1995 annual report to stockholders and its quarterly report on Form 10-QSB for the quarter ended September 30, 1996. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

                       COMPARATIVE PER COMMON SHARE DATA

                                     NORWEST COMMON STOCK   FNB COMMON STOCK
                                     -------------------- ---------------------
                                                PRO FORMA            PRO FORMA
                                     HISTORICAL COMBINED  HISTORICAL EQUIVALENT
                                     ---------- --------- ---------- ----------
BOOK VALUE (1):
  September 30, 1996................   $15.53     15.54     51.29      38.85
  December 31, 1995.................    14.20     14.21     47.91      35.53
DIVIDENDS DECLARED (2):
  Nine Months Ended September 30,
   1996.............................     0.78      0.78      1.05       1.95
  Year Ended December 31, 1995......     0.90      0.90      1.96       2.25
NET INCOME (3):
  Nine Months Ended September 30,
   1996.............................     2.26      2.26      6.11       5.65
  Year Ended December 31, 1995......     2.73      2.73      7.00       6.83

--------
(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and FNB divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Norwest Common Stock represents the pro forma combined book value per share multiplied by the assumed exchange ratio of 2.5.
(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of FNB Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed exchange ratio of 2.5.
(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and FNB divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of FNB Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio of 2.5.

SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain selected historical consolidated financial information for Norwest and FNB. The income statement and balance sheet data for Norwest included in the selected consolidated financial data for each of the five years ended December 31, 1995 are derived from the audited consolidated financial statements of Norwest for such five-year period. The income statement and balance sheet data for FNB included in the selected consolidated financial data for each of the two years ended December 31, 1995 are derived from the audited consolidated financial statements of FNB for such two-year period. The selected financial data for Norwest and FNB for the nine-month periods ended September 30, 1996 and 1995 are derived from the respective unaudited consolidated financial statements of Norwest and FNB for such periods.

  All financial data derived from unaudited financial statements reflect, in the respective opinions of Norwest's and FNB's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.

  The data for Norwest should be read in conjunction with Norwest's consolidated financial statements (including the related notes thereto) incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data for FNB should be read in conjunction with FNB's consolidated financial statements (including the related notes thereto) included in FNB's 1995 annual report to stockholders and its quarterly report on Form 10-QSB for the quarter ended September 30, 1996. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

                          NINE MONTHS ENDED
                             SEPTEMBER 30              YEARS ENDED DECEMBER 31
                          ------------------ ---------------------------------------------
                            1996      1995     1995     1994   1993(1)  1992(2)     1991
                          --------- -------- -------- -------- -------- --------  --------
                                                (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Interest income.........  $ 4,710.1  4,153.3  5,717.3  4,393.7  3,946.3  3,806.4   4,025.9
Interest expense........    1,955.1  1,771.6  2,448.0  1,590.1  1,442.9  1,610.6   2,150.3
                          --------- -------- -------- -------- -------- --------  --------
 Net interest income....    2,755.0  2,381.7  3,269.3  2,803.6  2,503.4  2,195.8   1,875.6
Provision for credit
 losses.................      281.1    216.5    312.4    164.9    158.2    270.8     406.4
Non-interest income.....    1,826.5  1,325.9  1,848.2  1,638.3  1,585.0  1,273.7   1,064.0
Non-interest expenses...    2,986.7  2,447.4  3,382.3  3,096.4  3,050.4  2,553.1   2,041.5
                          --------- -------- -------- -------- -------- --------  --------
 Income before income
  taxes.................    1,313.7  1,043.7  1,422.8  1,180.6    879.8    645.6     491.7
Income tax expense......      467.9    347.4    466.8    380.2    266.7    175.6      73.4
                          --------- -------- -------- -------- -------- --------  --------
Income before cumulative
 effect of a change in
 accounting method......      845.8    696.3    956.0    800.4    613.1    470.0     418.3
Cumulative effect on
 years prior to 1992 of
 change in accounting
 method.................        --       --       --       --       --     (76.0)      --
                          --------- -------- -------- -------- -------- --------  --------
Net income..............  $   845.8    696.3    956.0    800.4    613.1    394.0     418.3
                          ========= ======== ======== ======== ======== ========  ========
PER COMMON SHARE DATA
Net income per share:
 Primary:
   Before cumulative
    effect of a change
    in accounting
    method..............  $    2.26     2.04     2.76     2.45     1.89     1.44      1.33
   Cumulative effect on
    years prior to 1992
    of change in
    accounting method...        --       --       --       --       --     (0.25)      --
                          --------- -------- -------- -------- -------- --------  --------
   Net income...........  $    2.26     2.04     2.76     2.45     1.89     1.19      1.33
                          ========= ======== ======== ======== ======== ========  ========
 Fully diluted:
   Before cumulative
    effect of a change
    in accounting
    method..............  $    2.26     2.01     2.73     2.41     1.86     1.42      1.32
   Cumulative effect on
    years prior to 1992
    of change in
    accounting method...        --       --       --       --       --     (0.23)      --
                          --------- -------- -------- -------- -------- --------  --------
   Net income...........  $    2.26     2.01     2.73     2.41     1.86     1.19      1.32
                          ========= ======== ======== ======== ======== ========  ========
 Dividends declared per
  common share..........  $   0.780    0.660    0.900    0.765    0.640    0.540     0.470
BALANCE SHEET DATA
At period end:
 Total assets...........  $78,427.6 71,411.9 72,134.4 59,315.9 54,665.0 50,037.0  45,974.5
 Long-term debt.........   13,250.1 12,686.3 13,676.8  9,186.3  6,850.9  4,553.2   3,686.6
 Total stockholders'
  equity................    5,938.4  4,940.1  5,312.1  3,846.4  3,760.9  3,371.8   3,192.3

--------
(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.
(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                 FARMERS NATIONAL BANCORP, INC. AND SUBSIDIARY

                                                NINE MONTHS
                                              ENDED SEPTEMBER     YEARS ENDED
                                                    30            DECEMBER 31
                                             ----------------- -----------------
                                               1996     1995     1995     1994
                                             -------- -------- -------- --------
                                               (IN THOUSANDS EXCEPT PER SHARE
                                                            DATA)
INCOME STATEMENT DATA
  Interest Income........................... $  9,719 $  9,741 $ 13,058 $ 11,594
  Interest expense..........................    5,086    5,140    6,902    5,479
                                             -------- -------- -------- --------
    Net interest income.....................    4,633    4,601    6,156    6,115
  Provision for loan losses.................        0        0        0        0
                                             -------- -------- -------- --------
    Net interest income after
     provision for loan losses..............    4,633    4,601    6,156    6,115
  Noninterest income........................      772      737      958    1,073
  Noninterest expense.......................    2,912    3,219    4,145    4,110
                                             -------- -------- -------- --------
    Income before income tax expense........    2,493    2,119    2,969    3,078
  Income tax expense........................      616      462      696      749
                                             -------- -------- -------- --------
  Net income................................ $  1,877 $  1,657 $  2,273 $  2,329
                                             ======== ======== ======== ========
PER COMMON SHARE DATA
  Net income................................ $   6.11 $   5.02 $   7.00 $   6.50
  Dividends declared........................ $   1.05 $   0.96 $   1.96 $   1.83
BALANCE SHEET DATA
  At period end:
    Assets.................................. $181,453 $178,016 $182,355 $176,847
    Long-term debt.......................... $      0 $      0 $      0 $      0
    Total stockholders' equity.............. $ 15,712 $ 14,382 $ 14,769 $ 14,649

               COMPARATIVE PER COMMON SHARE PRICES AND DIVIDENDS

  The following table sets forth the high and low sales prices per share of the Norwest Common Stock and FNB Common Stock, and the cash dividends paid on such Norwest Common Stock and FNB Common Stock, for the below quarterly periods, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes. The prices for Norwest Common Stock are as reported on the NYSE Composite Tape. The prices for FNB Common Stock are based on FNB's management's knowledge of the sales prices of trades in FNB Common Stock that occurred during the periods presented. FNB Common Stock is quoted on the NASDAQ Bulletin Board; however, there is not an active trading market for FNB Common Stock. Because the sales prices set forth below are based on the knowledge of FNB's management, the prices may not reflect the prices of all trades that occurred during such periods.

                                    NORWEST COMMON STOCK     FNB COMMON STOCK
                                  ------------------------ ---------------------
                                   HIGH    LOW   DIVIDENDS HIGH   LOW  DIVIDENDS
                                  ------- ------ --------- ----- ----- ---------
1993
  First Quarter.................. $26.000 20.625   0.145   44.00 43.00   0.30
  Second Quarter.................  28.375 22.875   0.165   44.00 43.00   0.30
  Third Quarter..................  28.000 25.625   0.165   44.00 43.00   0.30
  Fourth Quarter.................  29.000 22.500   0.165   45.50 44.00   0.80
1994
  First Quarter..................  27.375 22.250   0.185   45.00 44.00   0.32
  Second Quarter.................  28.250 23.125   0.185   47.00 44.00   0.32
  Third Quarter..................  27.500 24.750   0.185   64.00 47.00   0.32
  Fourth Quarter.................  25.000 21.000   0.210   63.00 45.00   0.87
1995
  First Quarter..................  26.250 22.625   0.210   48.00 45.00   0.32
  Second Quarter.................  29.375 25.125   0.210   63.00 55.00   0.32
  Third Quarter..................  32.750 26.875   0.240   56.50 55.00   0.32
  Fourth Quarter.................  34.750 29.250   0.240   62.50 55.50   1.00
1996
  First Quarter..................  37.125 30.500   0.240   62.00 62.00   0.35
  Second Quarter.................  37.500 33.000   0.270   62.50 62.00   0.35
  Third Quarter..................  41.000 32.000   0.270       *     *   0.35
  Fourth Quarter.................  46.750 42.000   0.270   65.00 65.00
1997
  First Quarter..................
  (through February    , 1996)

--------
* FNB's management has no knowledge of the sales prices for trades of FNB Common Stock that occurred during this period.

                              MEETING INFORMATION

GENERAL

  This Proxy Statement-Prospectus is being furnished to holders of FNB Common Stock in connection with the solicitation of proxies by the FNB Board for use
at the Special Meeting to be held on March    , 1997 and at any adjournments
or postponements thereof. At the Special Meeting, stockholders of FNB will consider and vote upon a proposal to approve the Reorganization Agreement. The FNB Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Reorganization Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting. The Special Meeting may be adjourned to another date and/or place for any proper purpose, including for the purpose of soliciting additional proxies.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

  The FNB Board has fixed the close of business on February    , 1997 as the
record date for the determination of stockholders of FNB entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date there were 306,316 shares of FNB Common Stock outstanding and entitled to vote. Holders of FNB Common Stock are entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting.

  Under the DGCL and the FNB Certificate and FNB Bylaws, approval of the Reorganization Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock. Directors and executive officers of FNB and their affiliates beneficially owned as of the
Record Date an aggregate of             , or approximately    %, of the
outstanding shares of FNB Common Stock.

  A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization Agreement.

  If a majority of the votes eligible to be cast by the holders of FNB Common Stock do not vote in favor of approval of the Reorganization Agreement, FNB will remain a separate entity. In such an event, FNB thereafter will hold an annual meeting of stockholders to elect directors.

VOTING AND REVOCATION OF PROXIES

  Shares of FNB Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of FNB Common Stock represented by such proxy will be voted FOR approval of the Reorganization Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of FNB prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not by itself constitute a revocation of a proxy.

  A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Reorganization Agreement must be approved by the holders of a majority of the shares of FNB Common Stock outstanding on the Record Date. Because the proposal to approve the Reorganization Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

  In addition to solicitation by mail, directors, officers and employees of FNB and the Bank may solicit proxies from the stockholders of FNB, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. FNB will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF FNB. STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO FNB IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

  This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Stockholders are urged to read the Reorganization Agreement in its entirety.

  Parenthetical references are to sections of the Reorganization Agreement. FNB and the Bank are referred to in the Reorganization Agreement as "Bancorp" and "Bancorp Subsidiary," respectively.

GENERAL

  At the Effective Time of the Merger, a wholly-owned subsidiary of Norwest will be merged with FNB, with FNB being the surviving corporation in the Merger and becoming a wholly-owned subsidiary of Norwest. Except with respect to fractional shares and shares as to which dissenters' rights have been exercised, if the Reorganization Agreement is approved and the Merger becomes effective, each share of FNB Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive $100 worth of Norwest Common Stock, as measured by the Norwest Measurement Price. See "--Merger Consideration" below. Following the Effective Time of the Merger, Norwest will be the sole stockholder of FNB. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Merger will remain issued and outstanding immediately after the Effective Time of the Merger.

MERGER CONSIDERATION

  Shares of Norwest Common Stock. Except with respect to fractional shares as described below and shares as to which dissenters' rights have been exercised, if the Reorganization Agreement is approved and the Merger becomes effective, you will be entitled to receive shares of Norwest Common Stock valued at $100 (the "exchange value") for each share of FNB Common Stock owned by you immediately prior to the Effective Time of the Merger. The exchange value of $100 will be measured by the average of the closing prices of a share of Norwest common stock as reported on the New York Stock Exchange during the period of 20 trading days ending on the last trading day before the Special Meeting. This average is referred to in this document and in the Reorganization Agreement as the "Norwest Measurement Price." (Section 1(a))

  The number of shares of Norwest Common Stock you will be entitled to receive in the Merger in exchange for each share of FNB Common Stock (the "exchange ratio") will equal the exchange value of $100 divided by the Norwest Measurement Price. For example, if the Norwest Measurement Price is $40, you will be entitled to receive 2.5 shares of Norwest Common Stock for each share of FNB Common Stock; if the Norwest Measurement Price is $45, you will be entitled to receive approximately 2.22 shares of Norwest Common Stock. The actual Norwest Measurement Price will not be determined until the end of the day before the Special Meeting. The Norwest Measurement Price may be higher or lower than the actual closing price of a share of Norwest Common Stock on the effective date of the Merger. (Section 1(a))

  Cash in lieu of Remaining Fractional Shares. In the event the aggregate number of shares of Norwest Common Stock to be received in the Merger by a FNB stockholder does not equal a whole number, the holder will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the Norwest Measurement Price. (Section 1(c))

BACKGROUND OF THE MERGER

  The FNB Board has, since 1991, periodically reviewed the strategic options available to FNB while keeping in mind the FNB Board's desire to act in the best interest of its stockholders, employees, customers and banking community. Since 1991, FNB has held informal preliminary discussions with various banking organizations regarding the possibility of forming strategic business alliances or other business combinations.

  During 1993 the FNB Board began to review with increased focus the strategic options of FNB to determine if FNB should remain independent by acquiring other financial institutions, seek proposals to affiliate with other financial institutions or continue its present course of business. During the next several months thereafter, management of FNB was contacted by, and held informal meetings with, representatives of several regional bank holding companies to discuss possible affiliations. In August 1994, Norwest made a written proposal to acquire FNB. Several meetings between officers of FNB and Norwest were held thereafter for the purpose of negotiating a transaction with Norwest. On August 18, 1994, the FNB Board approved and entered into a non-binding letter of intent to be acquired by Norwest. The letter of intent, which was to expire on October 15, 1994, was extended by both parties until January 15, 1995. During this time period, Norwest representatives conducted a due diligence investigation of FNB. As part of this investigation, FNB discovered a release of gasoline and coal tar on a vacant lot owned by the Bank. Due to the uncertainties relating to the environmental testing and costs of clean-up, if any, on the lot, FNB terminated its discussions with Norwest in November 1994, and FNB and Norwest mutually agreed to terminate the letter of intent on November 3, 1994.

  From November 1994 until early 1996, FNB held no discussions with possible acquirors. During such time, FNB and its environmental consultants continued to investigate the environmental problem and develop a remediation plan. In July 1996, FNB prepared and submitted a site investigation and risk evaluation report to the Illinois Environmental Protection Agency. The report proposed that FNB monitor the site to determine if any contaminants appear to be migrating off the property and that no soil remediation be done at this time. Additional evaluation was also proposed for a non-aqueous phase liquid (NAPL) layer found in one monitoring well.

  In early 1996, FNB resumed acquisition discussions with Norwest and another regional bank holding company. These discussions continued until July 1996, when Norwest made a written offer to acquire FNB. No written offer was received from the other potential acquiror. On July 26, 1996, the FNB Board agreed to enter into a second letter of intent with Norwest. The second letter of intent, which was to expire on August 2, 1996, was subsequently extended to November 18, 1996. From August through October, 1996 Norwest conducted its due diligence review of FNB, including a review of the environmental matters, and the parties negotiated, with the assistance of their respective legal counsel, the terms and provisions of the Reorganization Agreement. On November 22, 1996, the FNB Board approved the Reorganization Agreement. Norwest and FNB executed the Reorganization Agreement later that day.

REASONS FOR THE MERGER

  The terms of the Reorganization Agreement are the result of arm's length negotiations between FNB and Norwest and their respective representatives. The FNB Board believes that the Merger is fair to, and in the best interests of, the stockholders of FNB. In reaching its decision to approve and recommend the Merger, the FNB Board did not assign any relative or specific weights to the individual factors considered. Among other things, the FNB Board considered, both from a short-term and long-term perspective, the following factors:

    (i) The FNB Board's familiarity with and review of its financial condition, results of operations and prospects, including, but not limited to, the potential growth and profitability of FNB.

    (ii) The current and prospective banking and financial services environment in which FNB and Norwest operate, including national and local economic conditions, the competitive environment in the banking and financial services industries generally, the increased regulatory and technological burdens on financial institutions generally and on smaller, local institutions more specifically, the trend toward consolidation in the financial services industry and the likely effect of the foregoing matters on FNB's potential growth and profitability.

    (iii) The financial condition, results of operations, businesses and prospects of Norwest as well as the market price and book value of Norwest Common Stock.

    (iv) The written opinion of HBI dated November 22, 1996, that, as of such date, the consideration to be received by FNB stockholders in the Merger is fair, from a financial point of view, to the holders of FNB Common Stock. See "THE MERGER--Opinion of FNB's Financial Advisor."

    (v) The recent and historical trading prices of FNB Common Stock.

    (vi) Information relating to the financial terms and conditions of other recent stock merger transactions in the banking industry.

    (vii) The review of the possible alternatives to the Merger of remaining independent or pursuing discussions with other potential acquirors, including a review of the history of preliminary indications of interest from, and initial discussions with, other potential acquirors.

    (viii) The fact that the shares of Norwest Common Stock to be received in the Merger by the holders of FNB Common Stock will be listed for trading on the New York Stock Exchange, which should provide FNB stockholders with increased investment liquidity due to the increased market capitalization of Norwest.

    (ix) The structure of the Merger, which will permit holders of FNB Common Stock to receive shares of Norwest Common Stock without, in general, recognizing gain or loss for U.S. federal income tax purposes.

    (x) The terms and the course of negotiations resulting in the financial and other terms of the Reorganization Agreement, including terms which could permit FNB to consider and accept a superior acquisition proposal from another potential acquiror (subject to the payment of a $1.5 million termination fee to Norwest under certain conditions). See "THE MERGER-- Termination of the Reorganization Agreement."

    (xi) The likelihood of the Merger being approved by the appropriate regulatory authorities.

    (xii) The compatibility of the respective businesses and management philosophies of FNB and Norwest and the impact of the Merger on the various constituencies served by FNB.

  Based on the foregoing factors and others, the FNB Board concluded that the Merger is in the best interests of FNB's stockholders, customers and community served. ACCORDINGLY, THE FNB BOARD RECOMMENDS THAT THE FNB STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FNB'S FINANCIAL ADVISOR

  Any forecast, prediction or other forward looking statement concerning the future earnings or other measure of future performance of Norwest or FNB contained in this section is made solely by HBI in connection with the discussion of the procedures followed and matters considered by HBI for purposes of rendering its fairness opinion to the FNB Board. Any such forecast, prediction or other forward looking statement should not be considered or otherwise relied upon as having been made, adopted or endorsed by Norwest or FNB.

  At the meeting of the FNB Board on November 22, 1996, at which the terms of the proposed Merger were discussed and considered, HBI rendered a written opinion to FNB's Board that, as of the date of such opinion and based upon the matters set forth in such opinion, the consideration to be received in the Merger by FNB's stockholders in exchange for their shares of FNB Common Stock (the "Merger Consideration") was fair, from a financial point of view, to the holders of FNB Common Stock. HBI has confirmed its November 22, 1996 opinion by delivery of an updated written opinion to the FNB Board dated the date of this Proxy Statement-Prospectus stating that, as of the date hereof and based on the matters set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of FNB Common Stock.

  The full text of HBI's opinion dated the date hereof, which sets forth assumptions made, procedures followed, matters considered, and limits on the review undertaken by HBI, is attached as Appendix C and is incorporated herein by reference. The description of the HBI opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion. FNB stockholders are urged to read the HBI opinion in its entirety.

  HBI's opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of FNB Common Stock and does not address FNB's underlying business decision to proceed with the Merger, nor does it express an opinion as to the prices at which shares of Norwest Common Stock issued in the Merger may trade if and when they are issued or at any future time. The opinion is directed only to the Merger Consideration in the Merger and does not constitute a recommendation to any holder of FNB Common Stock as to how such holder should vote with respect to the Reorganization Agreement at any meeting of holders of FNB Common Stock.

  HBI, as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. The FNB Board selected HBI on the basis of its familiarity with FNB and the financial services industry, its qualifications, ability, previous experience, and its reputation with respect to such matters.

  For purposes of its opinion dated the date hereof and in connection with its review of the proposed transaction with Norwest, HBI, among other things: (i) participated in discussions with representatives of FNB concerning the financial condition, businesses, assets, earnings, prospectus, and such senior management's views as to the future financial performance; (ii) reviewed the terms of the Reorganization Agreement; (iii) reviewed this Proxy Statement-Prospectus; (iv) reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FNB and Norwest, including those included in their respective Annual Reports on Form 10-K for the three years ended December 31, 1995 and the respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, as well as other internally generated reports; (v) reviewed certain financial forecasts and projections of FNB prepared by its management and reviewed publicly available information, earnings estimates, and research reports available for Norwest as to the expected future financial performance of Norwest; (vi) discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of FNB with certain members of management; (vii) reviewed reported market prices and historical trading activity of FNB Common Stock and Norwest Common Stock;
(viii) reviewed certain aspects of the financial performance of FNB and Norwest and compared such financial performance of FNB and Norwest, together with stock market data relating to FNB Common Stock and Norwest Common Stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and (ix) reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

  In conducting its review and rendering its opinion dated the date hereof, HBI assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to HBI by FNB, Norwest, their respective representatives, and of the publicly available information that was reviewed by HBI. HBI is not an expert in the evaluation of allowances for loan losses and has not independently verified such allowances, and has relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FNB and Norwest at September 30, 1996 are adequate to cover such losses and complied fully with applicable law, regulatory policy, and sound banking practice as of the date of such financial statements. HBI was not retained to and did not conduct a physical inspection of any of the properties or facilities of FNB or Norwest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FNB or Norwest, was not furnished with any such evaluation or appraisal, and did not review any individual credit files. HBI's opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

  The following is a brief summary of the analyses presented by HBI to the FNB Board in connection with HBI's written opinion.

  Stock Trading History. HBI examined the history of trading prices and volume for Norwest Common Stock and the relationship between the movements of such trading prices to movements of the Standard & Poor's 500 Index, other financial indices, and of the trading prices of the common stocks of the companies in the Norwest Peer Group (consisting of BankAmerica Corporation, Bank of New York Company, Inc., Bank of Boston Corporation, Bankers Trust New York Corporation, Citicorp, The Chase Manhattan Corporation, First Chicago NBD Corporation, Fleet Financial Group, Inc., First Union Corporation, J.P. Morgan & Company, Incorporated, KeyCorp, NationsBank Corporation, Banc One Corporation, PNC Bank Corp., Republic New York Corporation, and Wells Fargo & Company), all of which are publicly-traded U.S. bank holding companies with total assets greater than $50 billion. Bank holding companies in the Norwest Peer Group are similar in size to Norwest, and operates in an economic, geographic, and demographic environment that HBI deemed to be similar to the environment in which Norwest operates. Comparative financial statistics were reviewed and particular attention was given to the one-year period leading up to the date of the fairness opinion.

  HBI examined the history of trading prices and volume for FNB Common Stock. FNB Common Stock is quoted on the NASDAQ Bulletin Board; however, an active trading market has not developed. The last NASDAQ Bulletin Board trade of FNB Common Stock was on October 10, 1996 at a price of $65.00 per share. FNB Common Stock traded a total of 1,300 shares on the NASDAQ Bulletin Board from January 1, 1996 to December 31, 1996.

  Comparable Company Analysis. HBI calculated, reviewed, and compared selected publicly-available financial data and ratios (at or for the twelve months ended September 30, 1996) and trading multiples (as of November 13, 1996) for Norwest to the corresponding ratios and multiples of the Norwest Peer Group. The trading multiples used in comparing Norwest to the Norwest Peer Group were market price as a multiple of: (i) book value (which was 2.86x for Norwest as compared to a mean of 2.12x for the Norwest Peer Group); (ii) tangible book value (which was 3.48x for Norwest as compared to a mean of 2.71x for the Norwest Peer Group); (iii) earnings per share ("EPS") for the twelve months ended September 30, 1996 (which was 14.9x for Norwest compared to a mean of 14.4x for the Norwest Peer Group); (iv) 1996 estimated EPS (which was 14.4x for Norwest compared to a mean of 13.3x for the Norwest Peer Group); and (v) 1997 EPS (which was 12.7 for Norwest compared to a mean of 11.8x for the Norwest Peer Group). HBI used earnings estimates as published by the Institutional Brokers Estimate System ("IBES"), where available, for the companies comprising the Norwest Peer Group. IBES is a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on companies of interest to investors. Where IBES estimates were not available, HBI used consensus earnings estimates from alternate publicly-recognized earnings estimate services.

  Since FNB Common Stock does not trade on any organized exchange and an active market for FNB Common Stock has not developed, the usefulness of comparing trading multiples of FNB to a comparable company peer group is diminished.

  Comparable Transaction Analysis. As part of its analyses, HBI reviewed 14 completed or pending comparable mergers and acquisitions of commercial banks and bank holding companies headquartered in the Midwest announced from January 1, 1995 to November 12, 1996 in which total assets of the acquired company were in the approximate range of $100 million to $250 million ("Midwest Transactions"). The Midwest Transactions involved the following pairs of institutions (acquiree/acquiror): First National Bancorp/AMCORE Financial, Inc., Regional Bancshares, Inc./Mercantile Bancorporation Inc., American Bank Moorhead/Norwest Corporation, Farmers Deposit Bancorp/Premier Financial Bancorp, Union National Bancorp/First Merchants Corporation, River Bend Bancshares/Magna Group, Inc., Bank One Pikeville, NA/Matewan Bancshares, F&M Bankshares of Reedsburg Inc./Associated Banc-Corp, Pleasant Hope Bancshares/Central Bancompany, City National Bancorp/Old National Bancorp, GN Bancorp, Inc./Associated Banc-Corp, Dickinson Bancorporation, Inc./Norwest Corporation, Bright Financial Services, Inc./First Financial Bancorp, and Southwest Bancshares/Mercantile Bancorporation Inc. For each transaction for which data was available, HBI calculated the multiple of the offer value to the acquired company's: (i) EPS for the twelve months preceding ("LTM"); (ii) book value per share; (iii) tangible book value per share; and (iv) premium to core deposits.

  The calculations for the Midwest Transactions yielded a range of multiplies of offer value to LTM EPS of 9.4x to 18.0x, with a mean of 13.2x and a median of 13.1x; a range of multiples of offer value to tangible book value of 1.36x to 2.84x, with a mean of 1.95x and a median of 1.85x; and a range of percentages of offer value premium to core deposits of 4.74% to 14.5%, with a mean of 9.59% and a median of 8.80%.

  HBI compared these multiples with the corresponding multiples for the Merger, valuing the exchange ratio at $100.00 (the "exchange value"). In calculating the multiples for the Merger, HBI used FNB's EPS for the twelve months ended September 30, 1996, and book value per share, tangible book value per share, and core deposits as of September 30, 1996. HBI calculated that the exchange value of $100 represented multiples of 12.3x FNB's LTM EPS, 1.95x its book value per share, and 1.98x its tangible book value per share, and a core deposit premium of 10.7%.

  No company or transaction used in the above analyses as a comparison is identical to FNB, Norwest, or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial operating characteristics, including, among other things, differences in revenue composition and earnings performance among the companies, and other facts that could affect the public trading value of the companies to which they are being compared.

  Discounted Cash Flow Analysis. Using discounted cash flow analysis, HBI estimated the future dividend streams that FNB could produce over the period from September 30, 1996 through September 30, 2001, assuming a minimum required tangible equity level of 7.0% of tangible total assets, if FNB performed in accordance with recent historical trends and the future outlook of FNB management. HBI calculated terminal values as a perpetuity with asset growth rates ranging from 3.0% to 5.0%. The dividend streams and terminal value were discounted to present values as of September 30, 1996 using discount rates ranging from 12.0% to 14.0%, which reflect different assumptions regarding the required rates of return to holders and prospective buyers of FNB Common Stock. The range of present values per share of FNB common stock resulting from this analysis was $70.90 to $86.86.

  In connection with its written opinion dated as of the date of this Proxy Statement-Prospectus, HBI performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. In updating its opinion, HBI did not utilize any methods of analysis in addition to those described.

  The foregoing is a summary of the material financial analyses performed by HBI and presented to the FNB Board, but does not purport to be a complete description of the analyses performed by HBI. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, HBI did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying HBI's opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be HBI's view of the actual value of FNB, or the current or future trading price for Norwest Common Stock.

  In performing its analyses, HBI made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of FNB and Norwest. The analyses performed by HBI are not necessarily indicative of actual values of future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of HBI's analysis of the fairness of the Merger Consideration, from a financial point of view, to the holders of FNB Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company or its securities may actually be bought or sold.

  Pursuant to the terms of a letter agreement dated November 22, 1996, FNB agreed to pay HBI for its services in connection with the Merger, including the rendering of its opinion. FNB has paid HBI $25,000 for its FNB Board presentation and written opinion rendered November 22, 1996, and an additional $25,000 payable upon receipt by FNB of HBI's updated written fairness opinion and supporting analysis for use in the Proxy Statement-Prospectus. In addition, FNB agreed to indemnify HBI against certain liabilities arising out of its engagement, including liabilities under the federal securities laws.

  HBI may, in the ordinary course of its business, actively trade securities of FNB and Norwest for its own account or for the accounts of customers and thus may hold long or short positions in such securities at any time.

DISSENTERS' RIGHTS

  Under Section 262 of the DGCL, any holder of FNB Common Stock who does not wish to accept the Merger Consideration pursuant to the Merger has the right to seek an appraisal and be paid the "fair value" in cash for his or her FNB Common Stock at the Effective Time of the Merger (exclusive of any element of value arising from the accomplishment or expectation of the Merger), as judicially determined, provided that such holder complies with the provisions of Section 262 of the DGCL.

  The following is a summary of the material statutory procedures to be followed by a holder of FNB Common Stock in order to dissent from the Merger and perfect appraisal rights under Delaware law. This summary is qualified in its entirety by reference to Section 262 of the DCGL, the text of which is set forth in Appendix D hereto. Any stockholder considering demanding appraisal is advised to consult legal counsel.

  Holders of record of FNB Common Stock who desire to exercise their appraisal rights must fully satisfy all of the following conditions. A written demand for appraisal of FNB Common Stock (which demand must identify the holder and request appraisal) must be delivered before the taking of the vote on the approval and adoption of the Reorganization Agreement to: Farmers National Bancorp, Inc., 121 West First Street, Geneseo, Illinois 61254, Attention: Secretary. Such written demand for appraisal of FNB Common Stock must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Reorganization Agreement. Voting against, abstaining from or failing to vote will not constitute a demand for appraisal under Section 262.

  Holders of FNB Common Stock electing to exercise their appraisal rights under
Section 262 must not vote for the approval and adoption of the Reorganization Agreement or consent thereto in writing. Voting in favor of the approval and adoption of the Reorganization Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy votes against, or expressly abstains from the vote on, the approval and adoption of the Reorganization Agreement), will constitute a waiver of the stockholder's right of appraisal and will nullify any written demand for appraisal submitted by the stockholder.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of
Section 262. This Proxy Statement-Prospectus constitutes such notice to the record holders of FNB Common Stock.

  A demand for appraisal must be executed by or for the holder of record of FNB Common Stock, fully and correctly, as such stockholder's name appears on the stock certificates. If shares of FNB Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary in such capacity. If shares of FNB Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. Any stockholder seeking appraisal rights must hold the shares of FNB Common Stock for which appraisal is sought on the date of the making of the demand and must continuously hold such shares through the Effective Time of the Merger.

  A record owner, such as a broker, who holds shares of FNB Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares of FNB Common Stock covered by such demand. When the number of shares of FNB Common Stock is not expressly stated, the demand will be presumed to cover all shares of FNB Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

  FNB must, within ten days after the Effective Time of the Merger, provide notice of the Effective Time of the Merger to all stockholders who have complied with Section 262 and have not voted for approval and adoption of the Reorganization Agreement.

  Within 120 days after the Effective Time of the Merger, either FNB or any holder of FNB Common Stock who has complied with the required conditions of
Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Chancery Court demanding a determination of the fair value of such shares of FNB Common Stock. If a petition for an appraisal is timely filed, after a hearing on such petition, the Chancery Court will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares of FNB Common Stock owned by such stockholders to determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid, upon the amount determined to be the fair value. In determining fair value, the Chancery Court is required to take into account all relevant factors.

  Holders of FNB Common Stock considering appraisal should understand that the fair value of their shares of FNB Common Stock determined under Section 262 could be more than, the same as, or less than the consideration to be received in the Merger. The cost of the appraisal proceeding may be determined by the Chancery Court and charged to the parties as the Chancery Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Chancery Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

  Any holder of FNB Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote such shares of FNB Common Stock subject to such demand for any purpose or to receive payment of dividends or other distributions on such shares, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time of the Merger.

  At any time within 60 days after the Effective Time of the Merger, any former holder of shares of FNB Common Stock will have the right to withdraw his or her demand for appraisal and to accept the consideration to be received in the Merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Chancery Court within 120 days after the Effective Time of the Merger, stockholders' rights to appraisal shall cease and all stockholders shall be entitled to receive the consideration to be received in the Merger. However, no petition timely filed in the Chancery Court demanding appraisal shall be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

  FAILURE TO FOLLOW ANY STEP REQUIRED BY SECTION 262 IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OF SUCH APPRAISAL RIGHTS.

SURRENDER OF CERTIFICATES

  Promptly following the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of FNB Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

  STOCKHOLDERS OF FNB SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

  Upon surrender to the Exchange Agent of one or more certificates for FNB Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any remaining fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

  All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former stockholders of FNB entitled to receive certificates for shares of Norwest Common Stock until such stockholders surrender their certificates representing shares of FNB Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

  Conditions to the Obligations of Norwest and FNB. The obligations of both Norwest and FNB to effect the Merger are subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of a number of conditions, including, among others, the following: (i) the approval of the Reorganization Agreement by the requisite vote of FNB's stockholders; (ii) the receipt of all requisite regulatory approvals; (iii) the absence of any order issued by any court or governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger; and (iv) the effectiveness of the Registration Statement. (Sections 6 and 7)

  Conditions to the Obligation of FNB. The obligation of FNB to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Reorganization Agreement and the truthfulness in all material respects of the representations made by Norwest in the Reorganization Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger; and (iii) the receipt of an opinion of counsel to FNB at the closing of the Merger regarding certain federal income tax consequences of the Merger. (Section 6) See "-- U.S. Federal Income Tax Consequences."

  Conditions to the Obligation of Norwest. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Reorganization Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by FNB in all material respects of the agreements made by FNB in the Reorganization Agreement and the truthfulness in all material respects of the representations made by FNB in the Reorganization Agreement; (ii) the absence of any condition or requirement in any approval, license or consent relating to the Merger that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; and (iii) at any time since November 22, 1996 (the date of the Reorganization Agreement) the total number of shares of FNB Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share equivalents constitute FNB Common Stock) of all warrants, options, conversion rights (including equity securities convertible into FNB Common Stock), phantom shares or other share equivalents shall not have exceeded 306,316.

  See Sections 6 and 7 of the Reorganization Agreement for additional conditions to the Merger becoming effective.

REGULATORY APPROVALS

  The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act. Norwest filed an application on January 8, 1997 with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval.

  The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

  Norwest and FNB are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--Conditions to the Merger" and "--Termination of the Reorganization Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

  By FNB. FNB and the Bank are each required to maintain their corporate existence in good standing, maintain the general character of their business and conduct their business in the ordinary and usual manner. In addition, without the prior written consent of Norwest, neither FNB nor the Bank may (a) make make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of the Reorganization Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $300,000; (b) enter into any material agreement, contract, commitment or capital improvement exceeding $25,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Reorganization Agreement); (c) make any investments except in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (d) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock; (e) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (f) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (1) prior to the Effective Time of the Merger FNB may declare and pay dividends, in accordance with applicable law and regulation, out of its net earnings between the date of the Reorganization Agreement and the Effective Time of the Merger, in an amount not to exceed (A) $1.25 per share of FNB Common Stock, payable on January 1, 1997, plus (B) if the Effective Time of the Merger is after the record date for the regular June 1, 1997 cash dividend on Norwest Common Stock, $0.57 per share of FNB Common Stock, payable immediately prior to any accrual/reserve adjustments required under the Reorganization Agreement, and (2) any dividend declared by the Bank's board of directors in accordance with applicable law and regulation; (g) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of FNB; or (h) increase the compensation of any director, officer or executive employee of FNB, except pursuant to existing employment agreements, compensation plans and practices (including bonus plans). (Section 4)

  By Norwest. Norwest is required to conduct and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (Section 5)

  See Sections 4 and 5 of the Reorganization Agreement for additional restrictions on the conduct of business by FNB and Norwest pending the Merger.

NO SOLICITATION

  FNB and the Bank, and their respective directors, officers, representatives and agents, are prohibited under the Reorganization Agreement from directly or indirectly soliciting, authorizing the solicitation of or, except to the extent that the FNB Board shall conclude in good faith, after taking into account the advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, entering into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of FNB or the Bank; (ii) make a tender or exchange offer for any shares of common stock or other equity security of FNB or the Bank; (iii) purchase, lease or otherwise acquire the assets of FNB or the Bank except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with FNB or the Bank. If any third party makes an offer or inquiry to FNB or the Bank concerning any of the foregoing, FNB or the Bank, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest. (Section 4(h))

CERTAIN ADDITIONAL AGREEMENTS

  FNB. FNB has also agreed under the Reorganization Agreement to (i) if requested by Norwest, amend, effective as of the Effective Time of the Merger, certain employee benefit plans of FNB and the Bank; (ii) establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary to conform FNB's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of FNB's business after the Effective Time of the Merger and, to the extent permitted by generally accepted accounting principles, provide for costs and expenses related to effecting the transactions contemplated by the Reorganization Agreement; (iii) obtain and deliver title commitments, boundary surveys and appraisals for each of its bank facilities; and (iv) use its best efforts to obtain and deliver to Norwest prior to the Effective Time of the Merger signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or stockholder of FNB who may reasonably be deemed an "affiliate" of FNB within the meaning of each term used in Rule 145 of the Securities Act. (Section 4)

  Norwest. Norwest has agreed under the Reorganization Agreement to (i) take certain action to maintain FNB's directors' and officers' liability insurance policies in effect as of the date of the Reorganization Agreement; and (ii) for a period of up to 15 days prior to the Closing, permit FNB and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest. For more information concerning the directors' and officers' liability insurance policies, see "-- Interests of Certain Persons in the Merger."

  For information concerning additional agreements and covenants of FNB and Norwest, see Sections 4 and 5 of the Reorganization Agreement.

TERMINATION OF THE REORGANIZATION AGREEMENT

  By Norwest or FNB. Subject to the satisfaction of certain notice requirements, either Norwest or FNB may terminate the Reorganization Agreement at any time prior to the Effective Time of the Merger, whether before or after approval of the Reorganization Agreement by FNB's stockholders, pursuant to the mutual written consent of each party or upon the occurrence or existence of either of the following events or conditions: (i) the Merger has not become effective by June 30, 1997, unless such failure of the Merger to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Reorganization Agreement; or (ii) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement.

  By FNB. Subject to the satisfaction of certain notice requirements, FNB may terminate the Reorganization Agreement if the FNB Board shall have determined in good faith that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below), provided FNB is not entitled to terminate the Reorganization Agreement for this reason unless (i) it has not breached any of its nonsolicitation covenants contained in the Reorganization Agreement and
(ii) it delivers to Norwest the termination fee as described below.

  By Norwest. Subject to the satisfaction of certain notice requirements, Norwest may terminate the Reorganization Agreement if (i) the FNB Board fails to recommend approval of the Reorganization Agreement or withdraws or modifies in a manner materially adverse to Norwest its approval or recommendation of approval of the Reorganization Agreement; (ii) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to FNB or FNB's stockholders to engage in an Acquisition Event, the Reorganization Agreement is not approved by FNB's stockholders at the Special Meeting; or (iii) a meeting of FNB's stockholders to approve the Reorganization Agreement is not held by June 30, 1997 and FNB has failed to comply with its obligations to call and cause to be held such meeting as provided in the Reorganization Agreement. A termination of the Reorganization Agreement pursuant to (i), (ii) or (iii) above is referred to herein as a "Nonperformance Termination Event."

  Definitions. For purposes of the Reorganization Agreement:

    "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving FNB, the Bank or any successor to FNB or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of FNB or the Bank representing 25% or more of the consolidated assets of FNB and the Bank or
  (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of FNB or the Bank in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

    "Superior Proposal" means a bona fide proposal or offer made by a person to acquire FNB pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of FNB and the Bank on terms which the FNB Board shall determine in good faith to be more favorable to FNB and its stockholders than the transactions contemplated by the Reorganization Agreement.

    "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving FNB or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, FNB.

  Termination Fee. FNB is required to pay Norwest a termination fee in the amount of $1,500,000 upon the occurrence of a Nonperformance Termination Event, provided such fee will be due only if prior to such termination or within 6 months after such termination either (i) FNB or the Bank or any successor to FNB or the Bank shall have entered into an agreement to engage in an Acquisition Event or an Acquisition Event shall have occurred or (ii) the FNB Board shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that FNB's stockholders approve or accept an Acquisition Event.

  See Section 9 of the Reorganization Agreement for more information concerning the circumstances under which the Reorganization Agreement may be terminated and the consequences to the parties of such termination. The foregoing discussion is qualified in its entirety by reference to Section 9 of the Reorganization Agreement.

AMENDMENT OF REORGANIZATION AGREEMENT

  The Reorganization Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Reorganization Agreement by FNB's stockholders, provided that, after the Reorganization Agreement is approved by FNB's stockholders, no amendment can be made to the Reorganization Agreement that changes in a manner adverse to FNB's stockholders the consideration to be received by FNB's stockholders in the Merger. (Section 17)

WAIVER OF PERFORMANCE OF OBLIGATIONS

  Any of the parties to the Reorganization Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Reorganization Agreement or otherwise, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (Section 16)

EFFECT ON EMPLOYEE BENEFIT PLANS

  The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of FNB shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. The eligible employees of FNB shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Merger. FNB's employees will generally continue to participate in welfare and retirement plans maintained by FNB until entering Norwest's plans. FNB employees will receive credit for past service with FNB for the purpose of satisfying any eligibility and vesting periods under certain, but not all, of Norwest's benefit plans. FNB employees will not be subject to any pre-existing condition exclusions when entering a Norwest welfare benefit plan, except for the Norwest Long Term Care Plan. (Section 8)

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the FNB Board and management may have interests, as described below, in the Merger in addition to their interests as holders of FNB Common Stock. The FNB Board was aware of these factors and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby.

  Pursuant to the Reorganization Agreement, Norwest has agreed to ensure that all rights to indemnification and all limitations of liability in favor of any director or officer of FNB or the Bank pursuant to the FNB Certificate, FNB Bylaws and the Bank's similar governing documents will continue in full force and effect with respect to claims arising from (i) facts or events that occurred before the Effective Time of the Merger or (ii) the Reorganization Agreement or any transactions contemplated therein, regardless of when asserted or occurring. In addition, Norwest has agreed to continue, for a period of three years after the Effective Time of the Merger, FNB's existing directors' and officers' liability insurance policy (or a substantially similar policy with no less advantageous coverage). Norwest is required to pay an annual premium for such policy up to 150% of the amount of the premium on FNB's policy existing on November 22, 1996; provided, that if the cost of such policy exceeds such amount, Norwest will purchase the most advantageous policy for such maximum premium amount.

  On the date the Reorganization Agreement was entered into, Norwest, FNB and the Bank entered into an employment agreement with Gaylon E. Martin, which agreement will not be effective until the day after the Merger is consummated (the "New Employment Agreement"). Mr. Martin is currently employed by the Bank pursuant to an employment agreement with the Bank dated May 11, 1992 (the "Existing Employment Agreement"). The New Employment Agreement, which has a term of one year, provides that Mr. Martin will be employed by the Bank at an agreed upon salary and benefits. The

Existing Employment Agreement provides that within 365 days of a change of control of FNB or the Bank (the Merger would constitute such a change of control), Mr. Martin can terminate the Existing Employment Agreement and receive 2.99 years total compensation. The New Employment Agreement provides that in consideration of the termination of the Existing Employment Agreement, Mr. Martin will be paid, subject to certain excess payment limits in the Code, an amount equal to 2.99 times his then current base salary. The New Employment Agreement also provides that on the last day of the twelfth month following the consummation of the Merger, Mr. Martin will be paid $120,000 in consideration of agreeing not to engage in the business of banking in the counties of Rock Island, Mercer, Knox, Whiteside, Bureau and Henry, Illinois, for a period of eighteen months thereafter. In addition, the New Employment Agreement contemplates that Mr. Martin, subject to the approval of the Human Resources Committee of the Norwest Board, will be granted options to purchase 2,000 shares of Norwest Common Stock at an exercise price equal to the fair market value on the date of the grant. The options will vest and become exercisable one year after the date of grant, provided Mr. Martin is employed by Norwest on the vesting date. The terms of the New Employment Agreement were obtained through arms-length negotiations between Norwest and Mr. Martin.

U.S. FEDERAL INCOME TAX CONSEQUENCES

  General. FNB has received a favorable opinion of the law firm of Schiff Hardin & Waite, Chicago, Illinois, that the Merger will constitute a reorganization within the meaning of Sections 268(a)(1)(A) and 368(a)((2)(E) of the Code. The following is a summary of the opinion of Schiff Hardin & Waite, which has been filed as an exhibit to the Registration Statement, and the anticipated material federal income tax consequences of the Merger to FNB stockholders. The Merger's effectiveness is conditioned upon the receipt by FNB of an updated written opinion of counsel to FNB, dated as of the effective date of the Merger, substantially to the same effect as summarized below. The following summary is based upon the parties' understanding of the federal income tax laws as currently interpreted and does not address issues of state, local or foreign taxation.

  Because of the complexities of the proposed transaction, it is strongly recommended that FNB stockholders consult their own tax advisers concerning the specific tax consequences of the Merger as summarized below.

  This summary is limited to those persons who hold shares of FNB Common Stock as "capital assets" (generally property held for investment) within the meaning of Section 1221 of the Code (any reference herein to a "section" is a reference to a section of the Code, unless otherwise specified). The tax consequences to any particular FNB stockholder may be affected by matters not discussed below. For example, certain taxpayers, such as life insurance companies, tax-exempt organizations and foreign taxpayers may be subject to special rules not addressed herein. Assuming that the Merger satisfies all requirements of Sections 368(a)(1)(A) and 368(a)(2)(E), it will have the federal income tax consequences described below.

  Receipt of Norwest Common Stock in Exchange for FNB Stock. A FNB stockholder who receives shares of Norwest Common Stock in exchange for shares of FNB Common Stock will to that extent not recognize federal gain or loss on the exchange. The stockholder's tax basis in the Norwest Common Stock received will be the same as the stockholder's tax basis in the shares of FNB Common Stock exchanged in the Merger, and the holding period of the Norwest Common Stock received will include the holding period of the FNB Common Stock exchanged.

  Receipt of Cash for Norwest Common Stock or FNB Common Stock. Cash received by an FNB stockholder as a result of his or her exercise of dissenters' rights will be treated as having been received as a distribution in redemption of his or her shares of FNB Common Stock subject to the provisions and limitations of
Section 302. If, after such distribution, a FNB stockholder does not own any shares of Norwest Common Stock directly or indirectly under the constructive ownership rules of Section 318(a), the distribution will be treated as a complete termination of the stockholder's interest within the meaning of Section 302(b)(3) and will be treated as a distribution in full payment in exchange for the shares redeemed, as provided in Section 302(a). A FNB stockholder will recognize gain or loss under Section 1001 on the basis of the difference between the amount of cash received and his or her adjusted basis in the FNB Common Stock surrendered.

  Receipt of Cash in Lieu of Fractional Shares. The payment to a holder of FNB Common Stock of cash in lieu of fractional shares of Norwest Common Stock will be treated as if the fractional shares had been distributed to the stockholder as part of the exchange and then redeemed by Norwest. However, because the payment of cash in lieu of fractional share interests is undertaken solely for the purposes of saving Norwest the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration, these payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a).

RESALE OF NORWEST COMMON STOCK

  The shares of Norwest Common Stock issuable to stockholders of FNB upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of FNB or Norwest, as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those stockholders of FNB who are deemed to be "affiliates" of FNB may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of FNB generally include individuals or entities that control, are controlled by or are under common control with, FNB and may include the executive officers and directors of FNB as well as certain principal stockholders of FNB. In the Reorganization Agreement, FNB has agreed to use its best efforts to obtain and deliver prior to the Effective Time of the Merger signed representations by each executive officer, director or stockholder of FNB who may reasonably be deemed an affiliate of FNB that such affiliate will not sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. (Section 4(k)) This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of FNB.

STOCK EXCHANGE LISTING

  The Reorganization Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX. (Section 6)

ACCOUNTING TREATMENT

  Norwest will account for the acquisition of FNB using the purchase method of accounting. For that reason, the consideration to be paid in the Merger will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the Effective Time of the Merger.

  The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the purchase method of accounting. See "SUMMARY--Comparative Per Common Share Data."

EXPENSES

  Except as otherwise provided in the Reorganization Agreement, Norwest and FNB will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                   FNB COMMON STOCK AND NORWEST COMMON STOCK

GENERAL

  FNB and Norwest are incorporated under the laws of the state of Delaware. The rights of FNB's stockholders are currently governed by the DGCL and the FNB Certificate and FNB Bylaws. If FNB's stockholders approve the Reorganization Agreement and the Merger becomes effective, stockholders of FNB will become stockholders of Norwest. For that reason, after the Effective Time of the Merger, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

  The following is a comparison of certain rights of holders of FNB Common Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. Additional information concerning the rights of holders of Norwest Common Stock is provided in Norwest's current report on Form 8-K dated April 30, 1996 filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DIRECTORS

  FNB. The FNB Certificate provides for a board of directors consisting of not less than 5 nor more than 21 persons, with the exact number determined by the FNB Board from time to time. The number of directors of FNB is currently fixed at 10. The FNB Certificate provides that the members of the FNB Board will be divided into three classes, and at each annual meeting of FNB stockholders, one such class of directors is elected to serve for a term of three years. Directors of FNB may be removed only for cause by the affirmative vote of the holders of a majority of the shares of FNB capital stock entitled to vote thereon. Vacancies on the FNB Board may be filled only by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of FNB are elected by plurality of the votes of shares of FNB capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The FNB Certificate does not currently permit cumulative voting for the election of directors.

  Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

  FNB. Under the DGCL, the FNB Certificate may be amended by the affirmative vote of a majority of the outstanding shares of FNB entitled to vote thereon, unless a greater vote is specified in the FNB Certificate. Certain Articles of the FNB Certificate, as stated therein, may not be altered, amended or repealed except by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the outstanding shares of FNB. The FNB Certificate provides that the FNB Bylaws may be amended by a majority of the FNB Board or by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the outstanding shares of FNB entitled to vote generally in the election of directors.

  Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders.

STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALE

  In addition to being subject to the laws of Delaware, as discussed below, both FNB and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

  FNB. Except as described below, the affirmative vote of a majority of the outstanding shares of FNB Common Stock entitled to vote thereon is required to approve a merger or consolidation involving FNB or the sale, lease or exchange of all or substantially all of FNB's corporate assets. As permitted by the DGCL, the FNB Certificate provides that FNB is governed by Section 203 of the DGCL which regulates certain business combinations involving Delaware corporations. In general, Section 203 prevents an "Interested Stockholder" (defined generally as an owner of 15% or more of a corporation's voting stock) from engaging in a "Business Combination" (defined as a variety of transactions, including mergers and tender offers) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the Board of Directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for the purposes of determining the number of shares outstanding those shares owned by directors who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender offer or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the Board of Directors of the corporation and (y) authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The FNB Board has, by resolution, determined that neither Norwest nor its wholly-owned subsidiary that will be merged with FNB will be deemed an "Interested Stockholder" within the meaning of Section 203. Accordingly, the supermajority vote requirement described above will not apply to the Reorganization Agreement.

  Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

APPRAISAL RIGHTS

  FNB. Stockholders of Delaware corporations are entitled generally to exercise certain dissenters' rights in the event of a merger or consolidation. Under
Section 262 of the DGCL, however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at a meeting to act upon the agreement of merger or consolidation, was either (i) listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders; however, FNB Common Stock is not listed on a national securities exchange and is not held of record by more than 2,000 holders. For these reasons, holders of FNB Common Stock will have appraisal rights in connection with the Merger. See "THE MERGER--Dissenters' Rights."

  Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

SPECIAL MEETINGS

  FNB. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The FNB Bylaws provide that a special meeting of stockholders may be called only by a majority of the whole FNB Board. As such, holders of FNB Common Stock do not have the ability to call a special meeting of stockholders.

  Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

ACTION WITHOUT A MEETING

  FNB. The FNB Certificate provides that any action required or permitted to be taken by the stockholders of FNB must be effected at an annual or special meeting of FNB stockholders and may not be effected by any consent in writing by such stockholders.

  Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

  FNB. The FNB Certificate provides that a director of FNB shall not have any personal liability to FNB or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to FNB or its stockholders, (ii) acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or
(v) any act or omission occurring prior to September 18, 1987, the date such provision of the FNB Certificate became effective.

  Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  FNB. The FNB Certificate provides that FNB will, to the full extent permitted by Section 145 of the DGCL, indemnify all persons who it may indemnify pursuant thereto. Accordingly, FNB shall indemnify any person who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of FNB or is or was serving at the request of FNB as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 145 allows for the advancement of expenses in defending such proceedings and permits the purchase of insurance on behalf of directors, officers, employees and agents against liabilities, regardless of whether FNB would have the power to indemnify such person against such liabilities under the provisions of
Section 145. Pursuant to such provision, FNB has purchased such insurance on behalf of its directors and officers.

  Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

  The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

  Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

  The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

DIVIDENDS

  In addition to restrictions imposed under Delaware law, as discussed below, Norwest and FNB are subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

  FNB and Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

  FNB. The FNB Bylaws contain detailed advance notice and informational procedures with regard to the nomination, other than by or at the direction of FNB Board, of persons for election as directors. Generally, such procedures require a FNB stockholder to give notice of a proposed nominee within a specific time frame in advance of the stockholders meeting at which directors will be elected. In addition, the FNB Bylaws contain detailed advance notice and informational requirements for business, other than the election of directors, to be brought before an annual meeting of stockholders of FNB, other than by or at the direction of the FNB Board. Again, such procedures generally require notice of the proposed business to FNB within a specific time frame in advance of the annual meeting of stockholders.

  Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                         CERTAIN REGULATORY AND OTHER
                     CONSIDERATIONS PERTAINING TO NORWEST

  Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

  As discussed in more detail below, this regulatory environment may, among other things,
(a) restrict Norwest's ability to pay dividends on Norwest Common Stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

  Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

  Norwest's national banking subsidiaries are regulated primarily by the Office of the Comptroller of the Currency ("OCC"). Its state-chartered banking subsidiaries are regulated primarily by the Federal Deposit Insurance Corporation ("FDIC") and applicable state banking agencies. Its savings and loan association subsidiary is regulated primarily by the Office of Thrift Supervision ("OTS"). Norwest's federally insured banking subsidiaries and savings and loan subsidiary are also subject to regulation by the Federal Deposit Insurance Corporation ("FDIC").

  Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

  A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

  Under the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Interstate Banking Act"), which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless it is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

  The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1, 1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2000.

  Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

  Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

  Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

  The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

  If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

  The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

  Transfer of Funds from Banking Subsidiaries. Norwest's "Holding Company Structure banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The Federal Deposit Insurance Act (the "FDI Act") provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

  Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

  The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

  Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. As of December 31, 1996, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 10.42% and 8.63%, respectively.

  The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. As of December 31, 1996, Norwest's leverage ratio was 6.15%.

  The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

  Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

  Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

  Effective January 1, 1998, federal bank regulatory agencies will require banking organizations that engage in significant trading activity to calculate a charge for market risk. Organizations may opt to comply effective January 1, 1997. Significant trading activity, for this purpose, means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies if the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that is supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest did not engage in significant trading activity during the year ended December 31, 1996.

  As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

  Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

  Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized; (c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. As of December 31, 1996, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

  A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

  The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of
(a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

  The FDIC insures the deposits of Norwest's depository institution subsidiaries through the Bank Insurance Fund (BIF) or, in the case of deposits held by its savings and loan association subsidiary or deposits held by banking subsidiaries as a result of savings and loan associations acquired by Norwest, through the Savings Association Insurance Fund (SAIF). The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

  The FDIC assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

  Deposits insured by SAIF continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity and to recapitalize SAIF, Congress recently passed legislation that, among other things, imposed a special one-time assessment on SAIF deposits. Norwest recorded a pre-tax charge of $19 million in the third quarter of 1996 related to this assessment. The legislation also authorizes the merger of BIF and SAIF into one insurance fund effective January 1, 1999, subject to certain conditions.

FISCAL AND MONETARY POLICIES

  Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

  The financial services industry is highly competitive. Norwest's subsidiaries compete with traditional financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

                                    EXPERTS

  The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in accounting for mortgage servicing rights.

  The consolidated financial statements of FNB and the Bank for the year ended December 31, 1995 included in FNB's 1995 annual report to stockholders, a copy of which accompanies this Proxy Statement-Prospectus, were included therein in reliance upon the report of Clifton Gunderson, L.L.C., independent certified public accountants, upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of FNB and the Bank for the year ended December 31, 1994 included in FNB's 1995 annual report to stockholders were included therein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

  A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At September 30, 1996, Mr. Stroup was the beneficial owner of 104,247 shares and held options, exercisable within 60 days from September 30, 1996, to acquire 240,493 additional shares of Norwest Common Stock.

  The material U.S. Federal income tax consequences of the Merger to FNB's stockholders will be passed upon for FNB by the law firm of Schiff Hardin & Waite.

                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

  Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Stockholders of FNB desiring copies of such documents may contact Norwest at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 22nd day of November, 1996, by and between FARMERS NATIONAL BANCORP, INC. ("Bancorp"), a Delaware corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Bancorp (the "Merger") pursuant to an agreement of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Bancorp of the par value of $5 per share ("Bancorp Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement (the "Effective Time of the Merger") into shares of voting Common Stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock").

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

  1. BASIC PLAN OF REORGANIZATION

  (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Bancorp pursuant to the Merger Agreement, with Bancorp as the surviving corporation, in which merger each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Bancorp Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $30,631,600 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

  (b) Norwest Common Stock Adjustments. If between the date hereof and the Effective Time of the Merger shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Bancorp Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bancorp Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Bancorp Common Stock would have received pursuant to Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

  (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

  (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or a Certificate of Merger shall be filed with the Secretary of State of the State of Delaware within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The Effective Time of the Merger shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Bancorp pursuant to the Merger Agreement.

  The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

  2. REPRESENTATIONS AND WARRANTIES OF BANCORP. Bancorp represents and warrants to Norwest as follows:

  (a) Organization and Authority. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancorp is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bancorp has furnished Norwest true and correct copies of its certificate of incorporation and by-laws, as amended.

  (b) Bancorp's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Bancorp's subsidiaries as of the date hereof (individually a "Bancorp Subsidiary" and collectively the "Bancorp Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Bancorp. No equity security of any Bancorp Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Bancorp Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982) and the Delaware General Corporation Law, all of such shares so owned by Bancorp are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Bancorp Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Bancorp does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Bancorp consists of 600,000 shares of common stock, $5.00 par value, of which as of the close of business on June 30, 1996, 306,316 shares were outstanding and 68,684 shares were held in the treasury. The maximum number of shares of Bancorp Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Bancorp Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 306,316. All of the outstanding shares of capital stock of Bancorp have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Bancorp or any Bancorp Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bancorp or any Bancorp Subsidiary. Since June 30, 1996, no shares of Bancorp capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Bancorp or any Bancorp Subsidiary and, except as permitted by this Agreement and except for cash dividends of $0.35 per share paid by Bancorp on July 1, 1996 and October 1, 1996, no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Bancorp.

  (d) Authorization. Bancorp has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancorp and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Bancorp. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Bancorp as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Bancorp enforceable against Bancorp in accordance with their respective terms.

  Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Bancorp of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Bancorp with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancorp or any Bancorp Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any Bancorp Subsidiary is a party or by which it is bound, or to which Bancorp or any Bancorp Subsidiary or any of the properties or assets of Bancorp or any Bancorp Subsidiary is subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Bancorp, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or any Bancorp Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bancorp of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Bancorp Financial Statements. The consolidated statements of financial condition of Bancorp and Bancorp's Subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by Clifton, Gunderson and Co.(and by McGladrey & Pullen for the years ended 1994 and earlier) and included in Bancorp's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Bancorp 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Bancorp and Bancorp's Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the six (6) months then ended included in Bancorp's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996 as filed with the SEC (collectively, the "Bancorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Bancorp and Bancorp's Subsidiaries at the dates and the consolidated results of operations and cash flows of Bancorp and Bancorp's Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1990, Bancorp and each Bancorp Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-KSB, Forms 10-QSB and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Bancorp Reports". As of their respective dates, the Bancorp Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Bancorp Reports have been made available to Norwest by Bancorp.

  (g) Properties and Leases. Except as may be reflected in the Bancorp Financial Statements and except for any lien for current taxes not yet delinquent, Bancorp and each Bancorp Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Bancorp's consolidated balance sheet as of June 30, 1996 included in Bancorp's Quarterly Report on Form 10-QSB for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Bancorp or any Bancorp Subsidiary pursuant to which Bancorp or such Bancorp Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Bancorp or such Bancorp Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Bancorp's and each Bancorp Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Bancorp and the Bancorp Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes due and owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Bancorp and the Bancorp Subsidiaries for the fiscal year ended December 31, 1992, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Bancorp nor any Bancorp Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened in writing by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Bancorp or any Bancorp Subsidiary which has not been settled, resolved and fully satisfied. Each of Bancorp and the Bancorp Subsidiaries has paid or withheld all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1995, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Bancorp and the Bancorp Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since December 31, 1995 there has been no change in the business, financial condition or results of operations of Bancorp or any Bancorp Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Bancorp nor any Bancorp Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bancorp or such Bancorp Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

    (vi) any lease with annual rental payments aggregating $10,000 or more;

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. Bancorp has furnished Norwest copies of
(i) all attorney responses to the request of the independent auditors for Bancorp with respect to loss contingencies as of December 31, 1995 in connection with the Bancorp financial statements included in the Bancorp 10-KSB, and (ii) a written list of legal and regulatory proceedings filed against Bancorp or any Bancorp Subsidiary since said date. Neither Bancorp nor any Bancorp Subsidiary is a party to any pending or, to the best knowledge of Bancorp, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole.

  (l) Insurance. Bancorp and each Bancorp Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Bancorp has owned such Bancorp Subsidiary) has been insured, for reasonable amounts with reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Bancorp and each Bancorp Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Bancorp or such Bancorp Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Bancorp, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Bancorp and each Bancorp Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Bancorp nor any Bancorp Subsidiary is in default under any order, license or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Bancorp or any Bancorp Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Bancorp and the Bancorp Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Bancorp or any Bancorp Subsidiary is pending or, to the best knowledge of Bancorp, threatened. Neither Bancorp nor any Bancorp Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bancorp or such Bancorp Subsidiary. Employees of Bancorp and the Bancorp Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Bancorp no officer or director of Bancorp or any Bancorp Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Bancorp or any Bancorp Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Bancorp's or such Bancorp Subsidiary's Board of Directors.

  (p) Bancorp Benefit Plans.

    (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Bancorp or any Bancorp Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Bancorp or any Bancorp Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

    (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Bancorp or the Bancorp subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Bancorp knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

    (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan for the plan year ending December 31, 1995, exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

    (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Bancorp, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Bancorp, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Bancorp and the Bancorp Subsidiaries taken as a whole.

    (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

    (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Bancorp or any Bancorp Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Bancorp and the Bancorp Subsidiaries supplied or to be supplied by Bancorp for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Bancorp Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Bancorp's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make any statements in any earlier communication with respect to the solicitation of any proxy for such meeting, in light of the circumstances under which they are made, not misleading. All documents which Bancorp and the Bancorp Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Bancorp nor any Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for Howe Barnes Investments, Inc., neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancorp or any Bancorp Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. Bancorp and each Bancorp Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Bancorp and the Bancorp Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Bancorp, any Bancorp Subsidiary, nor any director, officer or employee of Bancorp or any Bancorp Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Bancorp and the Bancorp Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither Bancorp nor any Bancorp Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Bancorp and the Bancorp Subsidiaries, taken as a whole. To the best of Bancorp's knowledge, all parties with whom Bancorp or any Bancorp Subsidiary has material leases, agreements or contracts or who owe to Bancorp or any Bancorp Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Bancorp Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition of, on Bancorp or any Bancorp Subsidiary, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Bancorp's knowledge, threatened against Bancorp or any Bancorp Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Bancorp and Bancorp's Subsidiaries taken as a whole; except as set forth in Schedule 2(v), to the best of Bancorp's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Bancorp's knowledge neither Bancorp nor any Bancorp Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Bancorp as follows:

  (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 12,984 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding, and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on December 31, 1995, 358,332,153 shares were issued and 5,571,696 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

  Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Delaware law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1990, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1996 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1995, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of May 1, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any labor contract or agreement with any labor union;

    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

  (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Norwest Benefit Plans.

    (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
  Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

    (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

    (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan for the plan year ending December 31, 1995, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

    (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

    (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

    (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Norwest or any Norwest Subsidiary, of any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. From the time of execution of the Merger Agreement until the Effective Time of the Merger, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, will have corporate power and authority to own or lease its properties and assets and to carry on its business, will have the corporate power and authority to enter into the Merger Agreement and to carry out its obligations thereunder. Neither the execution, delivery and performance by Merger Co. of the Merger Agreement will violate, conflict with or constitute a breach of any provision of its certificate of incorporation or bylaws or any material instrument or obligation to which Merger Co. is then a party.

  (u) Regulatory Approval. Norwest is aware of no circumstance, in existence as of the date hereof, which would prevent the transactions contemplated by this Agreement and the Merger Agreement from being approved by the Federal Reserve Board.

  4. COVENANTS OF BANCORP. Bancorp covenants and agrees with Norwest as follows:

  (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancorp, and each Bancorp Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $300,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Bancorp and each Bancorp Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick) upon prior notice to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business; provided, however, that such examinations do not interfere with the business operations of Bancorp and the Bancorp Subsidiaries. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Bancorp herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancorp and each Bancorp subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its certificate of incorporation or articles of association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract, commitment or capital improvement in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) between the date hereof and the Effective Date of the Merger Bancorp may declare and pay dividends, in accordance with applicable law and regulation, out of the net earnings of Bancorp between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed (A) $1.25 per share of Bancorp Common Stock, payable on January 1, 1997, plus (B) if the Effective Date of the Merger is after the record date for the regular June 1, 1997 cash dividend on Norwest Common Stock, $0.57 per share of Bancorp Common Stock, payable immediately prior to any adjustments made pursuant to paragraph 4(l) hereof, and (ii) any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bancorp; increase the compensation of any officers, directors or executive employees, except pursuant to existing employment agreements, compensation plans and practices, provided, however, that Bancorp may pay bonuses in 1996 in accordance with its existing bonus plans and practices in an aggregate amount not to exceed $200,000; sell or otherwise dispose of any shares of the capital stock of any Bancorp Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of Bancorp will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Bancorp will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Delaware General Corporation Law and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Bancorp shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) Bancorp will furnish or cause to be furnished to Norwest all the information concerning Bancorp and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Clifton, Gunderson and Co. or McGladrey & Pullen, as applicable, to use such opinion in such Registration Statement.

  (e) Bancorp will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Bancorp to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

  (f) Bancorp will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Bancorp will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Bancorp and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Bancorp's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Bancorp, in the public domain, or later acquired by Bancorp from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

  (h) Neither Bancorp, nor any Bancorp Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Bancorp shall conclude in good faith, after taking into account the advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Bancorp or any Bancorp Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Bancorp or any Bancorp Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Bancorp or any Bancorp Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Bancorp or any Bancorp Subsidiary concerning any of the foregoing, Bancorp or such Bancorp Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

  (i) Bancorp shall consult with Norwest as to the form and substance of (i) any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby, and
(ii) any communication with shareholders or employees of Bancorp relating to this Agreement or the transactions contemplated hereby.

  (j) Bancorp and each Bancorp Subsidiary will take all action necessary or required (i) to amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

  (k) Bancorp shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act.

  (l) Immediately prior to the Closing, Bancorp shall establish such additional accruals and reserves as may be necessary to conform Bancorp's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Bancorp's business following the Merger and, to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Bancorp of the Merger and the other transactions contemplated by this Agreement.

  (m) Bancorp has obtained and delivered to Norwest environmental assessment reports for each bank facility. Norwest acknowledges the receipt and sufficiency of such reports.

  (n) Bancorp shall obtain, at its sole expense, commitments for title insurance , boundary surveys and appraisals for each bank facility. Such commitments and surveys shall be delivered to Norwest no later than four (4) weeks prior to Closing.

  5. COVENANTS OF NORWEST. Norwest covenants and agrees with Bancorp as follows:

  (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Norwest will furnish to Bancorp all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Bancorp, or in any statement or application made by Bancorp to any governmental body in connection with the transactions contemplated by this Agreement. From the date hereof to the Closing Date, Norwest shall make available to Bancorp, when reasonably available, Norwest's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Report on Form 10-K, as filed with the SEC.

  (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Bancorp pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Bancorp shareholders, at the time of the Bancorp shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Bancorp or any Bancorp subsidiary for use in the Registration Statement or the Prospectus.

  (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Bancorp pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Bancorp pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

  (f) Norwest will file all documents required to obtain prior to the Effective Time of the Merger all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Bancorp to obtain all such approvals and consents required by Bancorp.

  (h) Norwest will hold in confidence all documents and information concerning Bancorp and Bancorp's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Bancorp (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, any copies thereof or extracts therefrom shall immediately thereafter be returned to Bancorp.

  (i) Norwest, as sole shareholder of Merger Co., will cause the Merger Agreement to be approved in accordance with the Delaware General Corporation Law and will file any documents or agreements required to be filed in connection with the Merger under the Delaware General Corporation Law.

  (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Norwest shall consult with Bancorp as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. Norwest shall consult with Bancorp as to the form and substance of any proposed communication with the employees of Bancorp or the Bancorp Subsidiaries.

  (l) Norwest shall give Bancorp prompt written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Bancorp and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Bancorp or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

  (n) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Norwest agrees as follows:

    (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Bancorp or any Bancorp

  Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Bancorp's Certificate of Incorporation or By-laws or similar governing documents of any Bancorp Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(n)(i) shall be deemed to preclude the liquidation, consolidation or merger of Bancorp or any Bancorp Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Bancorp, Norwest shall guarantee, to the extent of the net asset value of Bancorp or any Bancorp Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Bancorp or any Bancorp Subsidiary to the extent of indemnification obligations of Bancorp and the Bancorp Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(n)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Bancorp or any Bancorp Subsidiary to a greater extent than Bancorp or any Bancorp Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(n)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

    (iii) for a period of three years after the Effective Time of the Merger, Norwest shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Bancorp (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(n)(iii), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Bancorp for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Bancorp shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

    (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(n); and

    (v) the provisions of this paragraph 5(n) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6. CONDITIONS PRECEDENT TO OBLIGATION OF BANCORP. The obligation of Bancorp to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Bancorp:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) Bancorp shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs
(a) and (b) of this paragraph 6.

  (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancorp required for approval of a plan of merger in accordance with the provisions of Bancorp's Certificate of Incorporation and the Delaware General Corporation Law.

  (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Norwest Common Stock to be delivered to the stockholders of Bancorp pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) Bancorp shall have received an opinion, dated the Closing Date, of counsel to Bancorp, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Bancorp Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Bancorp will be the same as the basis of Bancorp Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Bancorp will include the holding period of the Bancorp Common Stock, provided such shares of Bancorp Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), Bancorp and the Board of Directors of Bancorp shall have received an opinion of Howe Barnes Investments, Inc. addressed to Bancorp and the Board of Directors of Bancorp, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as Howe Barnes Investments, Inc. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Bancorp pursuant to the Merger is fair from a financial point of view. Bancorp shall promptly provide a copy of such opinion to Norwest upon receipt.

  7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by
Norwest:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Bancorp and the Bancorp Subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Bancorp shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancorp required for approval of a plan of merger in accordance with the provisions of Bancorp's Certificate of Incorporation and the Delaware General Corporation Law.

  (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Bancorp, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Bancorp or any Bancorp Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

  (f) Bancorp and each Bancorp Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bancorp's or such subsidiary's business required for the consummation of the Merger, and Bancorp and each Bancorp Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) At any time since the date hereof the total number of shares of Bancorp Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Bancorp Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 306,316.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Bancorp a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

    (i) the interim quarterly financial statements of Bancorp included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Bancorp;

    (ii) the amounts reported in the interim quarterly financial statements of Bancorp agree with the general ledger of Bancorp;

    (iii) the annual and quarterly financial statements of Bancorp and the Bancorp Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

    (iv) from the date of the most recent unaudited consolidated financial statements of Bancorp and the Bancorp Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Bancorp and the Bancorp Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Bancorp and the Bancorp Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

    (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Bancorp and the Bancorp Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Bancorp and the Bancorp Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Bancorp included in the annual and quarterly financial statements, except as disclosed in such letters.

  (k) Bancorp and the Bancorp Subsidiaries considered as a whole shall not have sustained since December 31, 1995 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

  (l) Except as set forth in Schedule 2(v), there shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could reasonably be expected to result in the imposition on Bancorp or any Bancorp Subsidiary of, any liability arising from the release of hazardous substances under any local, state or federal environmental statute, regulation or ordinance including, without limitation CERCLA, which has had or could reasonably be expected to have a material adverse effect upon Bancorp and its subsidiaries taken as a whole.

  (m) No change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, or business of Bancorp and the Bancorp Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by Bancorp solely in order to comply with the requirements of paragraph 4(l) hereof shall be deemed to have a material adverse effect for purposes of this paragraph 7(m).

  8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Bancorp or any Bancorp Subsidiary as of the Effective Date of the Merger ("Bancorp Employees") shall be eligible for participation in the employee welfare and pension plans of Norwest, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Bancorp employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to Bancorp and the Bancorp Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the Short Term Disability Plan, the Severance Pay Plan and the Vacation Program, and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Bancorp plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

    Medical Plan
    Dental Plan
    Vision Plan
    Short Term Disability Plan
    Long Term Disability Plan
    Long Term Care Plan
    Flexible Benefits Plan
    Basic Group Life Insurance Plan
    Group Universal Life Insurance Plan
    Dependent Group Life Insurance Plan
    Business Travel Accident Insurance Plan
    Accidental Death and Dismemberment Plan
    Severance Pay Plan
    Vacation Program

  For the purpose of determining each Bancorp Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an employee of Bancorp in the year in which the Merger occurs will be deducted from the total amount of vacation time available for such year under the Norwest benefit. Any expenses incurred by a Bancorp Employee under the indemnity medical plan of Bancorp or the Bancorp Subsidiaries shall be counted toward satisfaction of deductibles for the year 1997 under the Norwest indemnity medical plan.

  (b) Employee Pension Benefit Plans.

  Each Bancorp Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Bancorp and the Bancorp Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

  Each Bancorp Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

  9. TERMINATION OF AGREEMENT.

  (a) This Agreement may be terminated at any time prior to the Time of Filing:

    (i) by mutual written consent of the parties hereto;

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by June 30, 1997 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by Bancorp or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    (iv) by Bancorp upon written notice to Norwest if the Board of Directors of Bancorp shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Bancorp shall not be permitted to terminate this Agreement pursuant to this paragraph (a)(iv) unless (i) it has not breached any covenant contained in paragraph 4(h) and
  (ii) it delivers to Norwest simultaneously with such notice of termination the fee referred to in paragraph 9(c) below. As used in this Agreement; (i) "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Bancorp or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Bancorp, and (ii) "Superior Proposal" means a bona fide proposal or offer made by a person to acquire Bancorp pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of Bancorp and the Bancorp Subsidiaries on terms which the Board of Directors of Bancorp shall determine in good faith to be more favorable to Bancorp and its shareholders than the transactions contemplated hereby.

    (v) by Norwest upon written notice to Bancorp if (A) the Board of Directors of Bancorp fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Bancorp or Bancorp's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Bancorp shareholders contemplated by paragraph 4(c), or (C) the meeting of Bancorp shareholders contemplated by paragraph 4(c) is not held prior to June 30, 1997 and Bancorp has failed to comply with its obligations under paragraph 4(c). "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Bancorp, its bank subsidiary (the "Bank") or any successor to Bancorp or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Bancorp or any of the Bancorp Subsidiaries representing 25% or more of the consolidated assets of Bancorp and the Bancorp Subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Bancorp or any Bancorp Subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

  (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

  (c) If this Agreement is terminated pursuant to paragraph 9(a)(v) and prior thereto or within 6 months after such termination:

    (i) Bancorp or the Bank or any successor to Bancorp or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

    (ii) the Board of Directors of Bancorp shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Bancorp approve or accept any Acquisition Event, then Bancorp shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $1,500,000.

  10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Bancorp and Bancorp Subsidiaries shall be borne by Bancorp, and all such expenses incurred by Norwest shall be borne by Norwest.

  11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

  13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be deemed to be given when mailed by first class registered or certified mail, postage prepaid, addressed as follows:

  If to Norwest:

    Norwest Corporation
    Sixth and Marquette
    Minneapolis, Minnesota 55479-1026
    Attention: Secretary

  If to Bancorp:

    Farmers National Bancorp, Inc.
    121 West First Street
    Geneseo, IL 61254
    Attention: Gaylon E. Martin, President

  With a copy to:

    Schiff Hardin & Waite
    300 Hamilton Boulevard, Suite 100
    Peoria, IL 61602
    Attention: Theodore L. Eissfeldt

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

  16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Bancorp shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

  18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

  19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement.

  20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Norwest Corporation                       Farmers National Bancorp, Inc.

  /s/ John E. Ganoe                          /s/ Gaylon E. Martin
By: _________________________________     By: _________________________________

  Executive Vice President                  President
Its: ________________________________     Its: ________________________________

                                                                      EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                        FARMERS NATIONAL BANCORP, INC.
                            A DELAWARE CORPORATION
                          (THE SURVIVING CORPORATION)
                                      AND
                                 [MERGER CO.]
                            A DELAWARE CORPORATION
                           (THE MERGED CORPORATION)

  This Agreement and Plan of Merger dated as of           , 19  , between
FARMERS NATIONAL BANCORP, INC., a Delaware corporation (hereinafter sometimes called "Bancorp" and sometimes called the "surviving corporation") and [MERGER CO.], a Delaware corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

  WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by a Certificate of Incorporation filed in the office of the
Secretary of State of the State of Delaware on        , 19  , and said
corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Merger Co. has authorized capital stock
of          shares of common stock having a par value of $      per share
("Merger Co. Common Stock"), of which           shares were outstanding as of
the date hereof; and

  WHEREAS, Bancorp was incorporated by a Certificate of Incorporation filed in
the office of the Secretary of State of the State of Delaware on         ,
19   and said corporation is now a corporation subject to and governed by the provisions of the Delaware General Corporation Law. Bancorp has authorized
capital stock of          shares of Common Stock, par value $      per share
("Bancorp Common Stock") of which         shares were outstanding and
shares were held in the treasury as of             , 19  ; and

  WHEREAS, Norwest Corporation and Bancorp are parties to an Agreement and
Plan of Reorganization dated as of            , 19   (the "Reorganization
Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Bancorp, with Bancorp continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Delaware General Corporation Law, which statute permits such merger; and

  WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Bancorp pursuant to the laws of the State of Delaware, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Bancorp, the mode of carrying said merger into effect, the manner and basis of converting the shares of Bancorp Common Stock into shares of common stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger Merger Co. shall be merged with and into Bancorp, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name
of the surviving corporation shall be                 .

  SECOND: The Certificate of Incorporation of Bancorp at the time of merger shall be amended as set forth below and, as so amended, shall be the Certificate of Incorporation of the surviving corporation until further amended according to law:

               [Amend to change name, number of directors, etc.]

  THIRD: The By-Laws of Bancorp at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Certificate of Incorporation of the surviving corporation or of said By-Laws.

  FOURTH: The directors of Merger Co. at the time of merger shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

  FIFTH: The officers of Merger Co. at the time of merger shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

  SIXTH: The manner and basis of converting the shares of Bancorp Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

    1. Each share of Bancorp Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Bancorp Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $30,631,600 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement.

    2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Bancorp Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Bancorp Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Bancorp Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Bancorp Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common

  Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

    3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Bancorp Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bancorp Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Bancorp Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the twenty
  (20) trading days immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement.

    5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which a Certificate of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Delaware; provided, however, that all of the following actions shall have been taken in the following order:

      a. This Agreement shall be approved and adopted on behalf of Merger Co. and Bancorp in accordance with the Delaware General Corporation Law; and

      b. A Certificate of Merger with respect to the merger, setting forth the information required by the Delaware General Corporation Law, shall be executed by the President or a Vice President of Bancorp and by the Secretary or an Assistant Secretary of Bancorp, (and, if required, by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co.), and shall be filed in the office of the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law.

    2. The merger shall become effective as of 11:59 p.m. Minneapolis, Minnesota (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Bancorp shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section of the Delaware General Corporation Law.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. The registered office of the surviving corporation in the State of
  Delaware shall be                , and the name of the registered agent of
  Bancorp at such address is The Corporation Trust Company.

    2. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Bancorp and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

    3. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    4. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of
            .

    5. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    6. At any time prior to the filing of Certificate of Merger with the Secretary of State of the State of Delaware, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          Farmers National Bancorp, Inc.

                                          By: _________________________________

                                          Its: ________________________________

(Corporate Seal)

Attest:

-------------------------------------
              Secretary

                                          [MERGER CO.]

                                          By: _________________________________

                                          Its: ________________________________

(Corporate Seal)


Attest:

-------------------------------------
              Secretary

                                                                      EXHIBIT B

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Farmers National Bancorp, Inc., a Delaware corporation ("Bancorp").

  Pursuant to an Agreement and Plan of Reorganization, dated as of         ,
19 , (the "Reorganization Agreement"), between Bancorp and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Bancorp (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $5.00 per share, of Bancorp ("Bancorp Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

  I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

  I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Bancorp Common Stock, Norwest Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Bancorp.

                                          Sincerely,

                                          -------------------------------------

                                   APPENDIX B

                          AGREEMENT AND PLAN OF MERGER

                           (TO BE FILED BY AMENDMENT)

                                   APPENDIX C

                    OPINION OF HOWE BARNES INVESTMENTS, INC.

                                                              February   , 1997

Board of Directors
Farmers National Bancorp, Inc.
121 West First Street
Geneseo, Illinois 61254

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Farmers National Bancorp, Inc. ("FNB") of the consideration (the "Consideration") to be paid for the exchange of common shares in the merger (the "Merger") of FNB with Norwest Corporation ("Norwest"), pursuant to the Agreement and Plan of Reorganization, dated November 22, 1996, between FNB and Norwest (the "Merger Agreement").

  Pursuant to the Merger Agreement, a wholly-owned subsidiary of Norwest will be merged by statutory merger with and into FNB pursuant to the Merger Agreement, with FNB as the surviving corporation, in which Merger each share of FNB common stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest common stock determined by dividing the Adjusted Norwest Shares by the number of shares of FNB common stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $30,631,600 divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders of FNB. The terms of the Merger are more fully set forth in the Merger Agreement.

  For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

    1. Participated in discussions with representatives of FNB concerning the financial condition, businesses, assets, earnings, prospects, and such senior management's views as to the future financial performance;

    2. Reviewed the terms of the Merger Agreement;

    3. Reviewed the proxy statement-prospectus relating to the Merger to be sent to the holders of FNB common stock;

    4. Reviewed certain publicly available financial statements, both audited (where available) and unaudited, and related financial information of FNB and Norwest, including those included in their respective Annual Reports on Form 10-K for the three years ended December 31, 1995 and the respective Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, as well as other internally generated reports;

    5. Reviewed certain financial forecasts and projections of FNB prepared by its management and reviewed publicly available information, earnings estimates, and research reports available for Norwest as to the expected future financial performance of Norwest;

    6. Discussed and reviewed certain aspects of the past and current business operations, financial condition, and future prospects of FNB with certain members of management;

    7. Reviewed reported market prices and historical trading activity of FNB common stock and Norwest common stock;

    8. Reviewed certain aspects of the financial performance of FNB and Norwest and compared such financial performance of FNB and Norwest, together with stock market data relating to FNB

Board of Directors
February   , 1997
Page 2
  common stock and Norwest common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

    9. Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

  We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by FNB, Norwest, their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of FNB and Norwest at September 30, 1996 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of FNB or Norwest, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of FNB or Norwest, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

  Howe Barnes Investments, Inc. ("HBI"), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In the ordinary course of our business HBI acts as a market maker, buying or selling the common stock of FNB for our own account and for the accounts of our customers. In rendering this fairness opinion we have acted on behalf of the Board of Directors of FNB and will receive a fee for our services.

  We are not expressing any opinion herein as to the prices at which shares of Norwest common stock issued in the Merger may trade if and when they are issued or at any future time. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Consideration to the holders of FNB common stock and does not address FNB's underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of FNB, and our opinion does not constitute a recommendation to any holder of FNB common stock as to how such holder should vote with respect to the Merger Agreement at any meeting of holders of FNB common stock.

  Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of FNB common stock.

                                          Sincerely,

                                          Howe Barnes Investments, Inc.

                                          By __________________________________
                                            Daniel E. Coughlin
                                            First Vice President

                                   APPENDIX D

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are AVAILABLE FOR any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by I or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection

(f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (1) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 349, L. '96, eff. 7-1-96.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     EXHIBITS:
     ---------
                Parenthetical references to exhibits in the description of
                Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2, 4.1 and 4.2
                below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and
                Exchange Commission under File No. 1-2979.
      2.1      --Agreement and Plan of Reorganization dated November 22, 1996 between Farmers National Bancorp, Inc. and Norwest Corporation
                (included in Proxy Statement-Prospectus as Appendix A).
      3.1      --Restated Certificate of Incorporation, as amended
                (incorporated by reference to Exhibit 3(b) to Norwest's Current
                Report on Form 8-K dated June 28, 1993 and Exhibit 3 to
                Norwest's Current Report on Form 8-K dated July 3, 1995).
      3.1.1    --Certificate of Designations of Powers, Preferences, and Rights
                of Norwest ESOP Cumulative Convertible Preferred Stock
                (incorporated by reference to Exhibit 4 to Norwest's Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1994).
      3.1.2    --Certificate of Designations of Powers, Preferences, and Rights
                of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K
                dated January 9, 1995).
      3.1.3    --Certificate of Designations of Powers, Preferences, and Rights
                of Norwest 1995 ESOP Cumulative Convertible Preferred Stock
                (incorporated by reference to Exhibit 4 to Norwest's Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1995).
      3.1.4    --Certificate of Designations with respect to the 1996 ESOP
                Cumulative Convertible Preferred Stock (incorporated by
                reference to Exhibit 3 to Norwest's Current Report on Form 8-K
                dated February 26, 1996).
      3.2      --By-Laws, as amended (incorporated by reference to Exhibit 4(c)
                to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).
      4        --Rights Agreement, dated as of November 22, 1988, between
                Norwest Corporation and Citibank, N.A. (incorporated by
                reference to Exhibit 1 to Norwest's Form 8-A dated December 6,
                1988).
      4.1      --Certificate of Adjustment, dated July 21, 1989, to Rights
                Agreement (incorporated by reference to Exhibit 3 to Norwest's
                Form 8 dated July 21, 1989).
      4.2      --Certificate of Adjustment, dated June 28, 1993, to Rights
                Agreement (incorporated by reference to Exhibit 4 to Norwest's
                Form 8-A/A dated June 29, 1993).

      5        --Opinion of Stanley S. Stroup, counsel to Norwest.
      8        --Opinion of Schiff Hardin & Waite.*
     23.1      --Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).
     23.2      --Consent of KPMG Peat Marwick LLP.
     23.3      --Consent of Clifton Gunderson, L.L.C.
     23.4      --Consent of McGladrey & Pullen, LLP.
     23.5      --Consent of Schiff Hardin & Waite (included as part of Exhibit
                8).
     24        --Powers of Attorney.
     99        --Form of proxy for Special Meeting of Shareholders of Farmers
                National Bancorp, Inc.

--------
*  To be filed by amendment.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S) 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA, ON JANUARY 23, 1997.

                                          Norwest Corporation

                                              /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                  Richard M. Kovacevich
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT HAS BEEN SIGNED ON JANUARY 23, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:



       /s/ Richard M. Kovacevich            President and Chief Executive Officer
___________________________________________ (Principal Executive Officer)
           Richard M. Kovacevich

         /s/ John T. Thornton               Executive Vice President and Chief
___________________________________________ Financial Officer
             John T. Thornton               (Principal Financial Officer)

          /s/ Michael A. Graf               Senior Vice President and Controller
___________________________________________ (Principal Accounting Officer)
              Michael A. Graf


DAVID A. CHRISTENSEN
GERALD J. FORD
PIERSON M. GRIEVE
CHARLES M. HARPER
WILLIAM A. HODDER
LLOYD P. JOHNSON                            A majority of the
RICHARD M. KOVACEVICH                       Board of Directors*
RICHARD S. LEVITT
RICHARD D. McCORMICK
CYNTHIA H. MILLIGAN
IAN M. ROLLAND
MICHAEL W. WRIGHT

--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                          /s/ Richard M. Kovacevich
                                          _____________________________________
                                             Richard M. Kovacevich
                                             Attorney-in-Fact

                               INDEX TO EXHIBITS

  EXHIBIT                                                            FORM OF
  NUMBER                        DESCRIPTION*                          FILING
  -------                       ------------                       ------------
  2.1      Agreement and Plan of Reorganization dated November
           22, 1996 between Farmers National Bancorp, Inc. and
           Norwest Corporation (included in Proxy Statement-
           Prospectus as Appendix A).
  3.1      Restated Certificate of Incorporation, as amended
           (incorporated by reference to Exhibit 3(b) to
           Norwest's Current Report on Form 8-K dated June 28,
           1993 and Exhibit 3 to Norwest's Current Report on
           Form 8-K dated July 3, 1995).
  3.1.1    Certificate of Designations of Powers, Preferences,
           and Rights of Norwest ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit
           4 to Norwest's Quarterly Report on Form 10-Q for the
           quarter ended March 31, 1994).
  3.1.2    Certificate of Designations of Powers, Preferences,
           and Rights of Norwest Cumulative Tracking Preferred
           Stock (incorporated by reference to Exhibit 3 to
           Norwest's Current Report on Form 8-K dated January 9,
           1995).
  3.1.3    Certificate of Designations of Powers, Preferences,
           and Rights of Norwest 1995 ESOP Cumulative
           Convertible Preferred Stock (incorporated by
           reference to Exhibit 4 to Norwest's Quarterly Report
           on Form 10-Q for the quarter ended March 31, 1995).
  3.1.4    Certificate of Designations with respect to the 1996
           ESOP Cumulative Convertible Preferred Stock
           (incorporated by reference to Exhibit 3 to Norwest's
           Current Report on Form 8-K dated February 26, 1996).
  3.2      By-Laws, as amended (incorporated by reference to
           Exhibit 4(c) to Norwest's Quarterly Report on Form
           10-Q for the quarter ended March 31, 1991).
  4        Rights Agreement, dated as of November 22, 1988,
           between Norwest Corporation and Citibank, N.A.
           (incorporated by reference to Exhibit 1 to Norwest's
           Form 8-A dated December 6, 1988).
  4.1      Certificate of Adjustment, dated July 21, 1989, to
           Rights Agreement (incorporated by reference to
           Exhibit 3 to Norwest's Form 8 dated July 21, 1989).
  4.2      Certificate of Adjustment, dated June 28, 1993, to
           Rights Agreement (incorporated by reference to
           Exhibit 4 to Norwest's Form 8-A/A dated June 29,
           1993).
  5        Opinion of Stanley S. Stroup, counsel to Norwest.        Electronic
                                                                   Transmission
  8        Opinion of Schiff Hardin & Waite.**                      Electronic
                                                                   Transmission
 23.1      Consent of Stanley S. Stroup (included as part of
           Exhibit 5 filed herewith).
 23.2      Consent of KPMG Peat Marwick LLP.                        Electronic
                                                                   Transmission
 23.3      Consent of Clifton Gunderson, L.L.C.                     Electronic
                                                                   Transmission
 23.4      Consent of McGladrey & Pullen, LLP                       Electronic
                                                                   Transmission

  EXHIBIT                                                            FORM OF
  NUMBER                        DESCRIPTION*                          FILING
  -------                       ------------                       ------------
 23.5      Consent of Schiff Hardin & Waite (included as part of
           Exhibit 8).
 24        Powers of Attorney.                                      Electronic
                                                                   Transmission
 99        Form of proxy for Special Meeting of Shareholders of     Electronic
           Farmers National Bancorp, Inc.                          Transmission

--------
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.
** To be filed by amendment.